Exhibit 10.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

PD DUTCH, LLC,

PD ITS, LLC,

QUAIL TOOLS LLC,

COVEY HOLDINGS, LLC,

and

Nabors Industries Ltd (solely for the purposes of Section 6.7(e), Section 6.9 and Section 6.14,)

Dated as of August 20, 2025

TABLE OF CONTENTS

Page

Article I DEFINITIONS AND INTERPRETATIONS		1
1.1	Definitions	1
1.2	Interpretations	1

Article II THE CLOSING		2
2.1	Purchase and Sale of the Interests	2
2.2	Closing	2
2.3	Payments	2
2.4	Other Deliveries and Actions at Closing	2
2.5	Working Capital Adjustment	4
2.6	Section 338(h)(10) Election; Purchase Price Allocation	7
2.7	Withholding	7

Article III REPRESENTATIONS AND WARRANTIES REGARDING THE COmpany		8
3.1	Organization; Qualification; Corporate Records	8
3.2	Authority; Enforceability	8
3.3	Non-Contravention	9
3.4	Consents and Approvals	9
3.5	Capitalization	9
3.6	No Subsidiaries	10
3.7	Compliance with Law	10
3.8	Real Property	11
3.9	Title to and Sufficiency of Assets; Personal Property Leases	13
3.10	Financial Statements; Accountants; Intercompany Obligations	13
3.11	Absence of Certain Changes	15
3.12	Environmental Matters	15
3.13	Material Contracts	16
3.14	Proceedings; Orders	19
3.15	Permits	19
3.16	Taxes	20
3.17	Company Employee Benefits	22
3.18	Labor Matters	24
3.19	Affiliated Transactions	26
3.20	Insurance Coverage	26
3.21	Intellectual Property and Data Privacy	26
3.22	Customers and Suppliers	29
3.23	Accounts and Notes Receivable and Payable	29
3.24	Product and Service Liability and Warranty	29
3.25	Bonds	30
3.26	Bank Accounts	30
3.27	Brokers’ Fee	30
3.28	No Other Representations	30

Article IV REPRESENTATIONS AND WARRANTIES OF Sellers		30
4.1	Organization	30
4.2	Authority; Enforceability; Title	30
4.3	Consents and Approvals	31
4.4	Brokers’ Fee	31
4.5	Foreign Person	31

i

4.6	Section 338(h)(10) Election	31
4.7	No Other Representations	31

Article V REPRESENTATIONS AND WARRANTIES OF Buyer		32
5.1	Organization; Qualification	32
5.2	Authority; Enforceability	32
5.3	Non-Contravention	32
5.4	Consents and Approvals	33
5.5	Proceedings	33
5.6	Securities Matters	33
5.7	Brokers’ Fee	33
5.8	[Reserved]	33
5.9	Solvency	33
5.10	No Other Representations	33

Article VI COVENANTS OF THE PARTIES		34
6.1	R&W Insurance Policy	34
6.2	Further Assurances	34
6.3	Public Statements	34
6.4	Preservation of Records	35
6.5	Nondisclosure Agreement	35
6.6	Indemnification Provisions	35
6.7	Tax Matters	36
6.8	Employee Matters	37
6.9	Non-Solicitation; Non-Competition	38
6.10	[Reserved]	39
6.11	Release	39
6.12	Barrow Shaver Receivable	40
6.13	Quail Marks	40
6.14	Historical Liabilities	40
6.15	Insurance	40

Article VII		41
[Reserved]		41

Article VIII		41
[Reserved]		41

Article IX Survival; Exclusive Remedy		41
9.1	Survival	41
9.2	Exclusive Remedy	41

Article X GENERAL PROVISIONS		42
10.1	Governing Law	42
10.2	Consent to Jurisdiction	42
10.3	Waiver of Jury Trial	42
10.4	Specific Performance	42
10.5	Expenses	43
10.6	Complete Agreement; Amendments and Waivers	43
10.7	Notices	43
10.8	Assignment	44
10.9	Third Party Beneficiaries	44

10.10	Severability	44
10.11	Representation by Counsel	45
10.12	Waiver of Conflicts and Privileged Information	45
10.13	Counterparts	46
10.14	Non-Recourse	46
10.15	Limitations on Warranties	47
10.16	Fraud	48

EXHIBITS/ANNEXES

Annex A	-	Definitions
Exhibit A	-	Company Closing Statement
Exhibit B	-	Accounting Principles
Exhibit C	-	Form of the R&W Insurance Policy
Exhibit D	-	Form of Resignation and Release
Exhibit E	-	Supplier Agreement
Exhibit F	-	Funded CAPEX
Exhibit G	-	Credit Documentation
Exhibit H	-	Transition Services Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of August 20, 2025 (the “Execution Date”), by and among PD Dutch, LLC, a Delaware limited liability company (“PD Dutch”), PD ITS, LLC, a Delaware limited liability company (“PD ITS” and, together with PD Dutch, each a “Seller,” and, collectively, the “Sellers”), Quail Tools LLC, an Oklahoma limited liability company (the “Company”), Covey Holdings, LLC, a Delaware limited liability company (the “Buyer”), and solely for the purposes of Section 6.7(e), Section 6.9 and Section 6.14, Nabors Industries Ltd., a Bermuda limited company (“Seller Parent”). Each of the parties to this Agreement is sometimes individually referred to in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties”.

R E C I T A L S

A.	The Company is engaged in the business of rentals of high-performance downhole tubulars, OEM-certified blow out preventers, and related tools and accessories (the “Business”).

B.	Sellers are the beneficial and record owners of all of the issued and outstanding membership interests of the Company (the “Interests”).

C.	Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Interests, upon the terms and subject to the conditions set forth herein.

In consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS AND INTERPRETATIONS

1.1           Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Annex A, which is hereby incorporated as part of this Agreement as if set forth in this Article I in full. Capitalized terms defined in the body of this Agreement are listed in Annex A with reference to the location of the definitions of such terms in the body of this Agreement.

1.2           Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes the other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause mean such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP, if applicable; (i) references to “days” are to calendar days; (j) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; and (k) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. Where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives, including, in the case of “made available” to Buyer, material that has been posted at least two (2) Business Days prior to the Execution Date and has remained continuously available since being uploaded in the virtual “data room” established by or on behalf of the Company (the “Data Room”).

Article II
THE CLOSING

2.1           Purchase and Sale of the Interests. At the Closing, subject to the terms and conditions of this Agreement, each Seller shall sell, transfer, assign, and convey the Interests to Buyer free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws), and Buyer shall purchase and accept the Interests from each Seller, and Buyer shall (i) pay (or cause to be paid) to Sellers the Closing Date Cash Consideration specified by the Company in the Company Closing Statement in accordance with Section 2.5(a) below and (ii) execute and deliver to the Seller Financing Source the Credit Documentation. The “Closing Date Cash Consideration” shall be an amount in cash equal to:

(a)            $600,000,000 (the “Purchase Price”); plus

(b)            the Estimated Closing Cash Balance, if any; plus

(c)            the Estimated Working Capital Overage, if any; minus

(d)            the Estimated Working Capital Deficiency, if any; minus

(e)            the Estimated Transaction Expenses; minus

(f)             the Estimated Closing Company Debt Balance, if any; minus

(g)            the Seller Financing Amount.

2.2           Closing. The closing of the Transactions contemplated by this Agreement (the “Closing”), shall take place at 10:00 a.m., Eastern Prevailing Time, on the date hereof at the offices of Haynes and Boone, LLP in Houston, Texas, or such other time and place as Buyer and Sellers may agree in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.

2.3           Payments. At the Closing, Buyer shall (i) pay (or cause to be paid) to Sellers, by wire transfer of immediately available funds, an amount equal to the Closing Date Cash Consideration, (ii) on behalf of the Company and each Seller, pay (or cause to be paid) the Transaction Expenses to the Persons entitled thereto in accordance with the Transaction Expenses Invoices and (iii) execute and deliver to the Seller Financing Source the Credit Documentation. Unless otherwise specified, all payments pursuant to this Section 2.3 shall be by wire transfer of immediately available U.S. dollars to the account or accounts specified on Section 2.3 of the Company Disclosure Schedule.

2.4           Other Deliveries and Actions at Closing.

(a)            At the Closing, Buyer shall deliver or cause to be delivered the following items:

(i)            to Sellers, a certificate dated as of the Closing Date, duly executed by the secretary or equivalent officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, certifying as to: (A) an attached copy of the resolutions of the Board of Directors (or similar governing body) of Buyer authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded; (B) the incumbency, authority and specimen signature of each officer of Buyer executing this Agreement; and (C) true and complete attached copies of the Organizational Documents of Buyer;

(ii)           to Sellers, a certificate of the Delaware Secretary of State as to the good standing of Buyer in such jurisdiction as of the most recent practicable date;

(iii)          to Sellers, a duly executed binder, attaching the final form of the R&W Insurance Policy, to be effective as of the date hereof and as of the Closing (which will be subject to the customary post-Closing conditions under the R&W Insurance Policy binder);

(iv)          to Sellers, the Supplier Agreement, substantially in the form attached hereto as Exhibit E (the “Supplier Agreement”), duly executed by Buyer; and

(v)           to Sellers, the Transition Services Agreement, substantially in the form attached hereto as Exhibit H (the “Transition Services Agreement”), duly executed by Buyer.

(b)            At the Closing, Sellers shall deliver (or cause to be delivered) to Buyer:

(i)            the written resignations and releases of claims of the (A) officers of the Company, and (B) members of the board of managers or similar governing body of the Company, in each case, set forth in Section 2.4(b)(i) of the Company Disclosure Schedule and in the form attached hereto as Exhibit D;

(ii)           certificates in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, duly executed by an officer of the Company and Sellers, as applicable, given by him or her on behalf of the Company and Sellers, as applicable, and not in his or her individual capacity, certifying as to: (A) an attached copy of the resolutions of the board of managers of the Company and Sellers, authorizing and approving the execution, delivery and performance of, and the consummation of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, and stating that such resolutions have not been amended, modified, revoked or rescinded; (B) the incumbency, authority and specimen signature of each officer of the Company and Sellers, executing this Agreement or any Transaction Document on behalf of the Company and Sellers; and (C) true and complete attached copies of the Organizational Documents of the Company and Sellers;

(iii)          (A) all consents, approvals, Orders or authorizations of, or written evidence that any registrations, declarations or filings made with, any Governmental Body required to be obtained or made in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, (B) all consents, waivers and approvals and (C) written evidence that the Company has obtained the issuance, approval, reissuance or transfer of the Permits, in each case of clauses (A), (B) and (C), to the extent listed in Section 2.4(b)(iii) of the Company Disclosure Schedule and in form and substance reasonably satisfactory to Buyer;

(iv)          certificates of good standing dated not more than fifteen (15) Business Days prior to the Closing Date with respect to each Seller issued by the appropriate official of the jurisdiction of formation of such Seller, and with respect to the Company issued by the appropriate official of each applicable jurisdiction (A) in which the Company is organized and (B) in which the Company is qualified to do business as a foreign entity;

(v)          for each Seller, a duly executed and completed IRS Form W-9;

(vi)          all Books and Records of the Company;

(vii)         such documents as are necessary to authorize Buyer or its designees to exert dominion and control over the Company Bank Accounts from and after the Closing;

(viii)        an assignment of membership interest from each Seller representing the Interests;

(ix)          the Supplier Agreement, duly executed by the Company, each Seller and Nabors Corporate Services, Inc.; and

(x)           the Transition Services Agreement, duly executed by Nabors Corporate Services, Inc. and the Company.

2.5           Working Capital Adjustment.

(a)           Company Closing Statement. Attached hereto as Exhibit A is a closing statement (the “Company Closing Statement”), executed by an officer of the Company setting forth the Company’s calculations of (i) the Net Working Capital (the “Estimated Net Working Capital”), (ii) Closing Cash Balance (the “Estimated Closing Cash Balance”), (iii) Transaction Expenses (the “Estimated Transaction Expenses”), (iv) the Funded CAPEX (the “Estimated Funded CAPEX”), (v) the Closing Company Debt Balance (the “Estimated Closing Company Debt Balance”) and (vi) based on the amounts set forth in clauses (i) through (v), the resulting Closing Date Cash Consideration. The Company Closing Statement was prepared in accordance with the principles set forth on Exhibit B and, to the extent consistent with such principles, on a consistent basis with historical accounting practices of the Company (the “Accounting Principles”). The Company Closing Statement includes written documentation and invoices (which includes the names, final amounts owed, wiring instructions, and other payment information) in respect of all Transaction Expenses (the “Transaction Expense Invoices”).

(b)           Closing Adjustment. If the Estimated Net Working Capital is less than the Target Net Working Capital, then the Closing Date Cash Consideration will be reduced by an amount equal to such shortfall (the “Estimated Working Capital Deficiency”); provided, however, that any Estimated Working Capital Deficiency will be offset by the amount of any Estimated Funded CAPEX. If the Estimated Net Working Capital is greater than the Target Net Working Capital, then the Closing Date Cash Consideration will be increased by an amount equal to such excess (the “Estimated Working Capital Overage”); provided, however, that in no event shall the amount of any Estimated Working Capital Overage exceed $25,000,000 (the “Working Capital Adjustment Cap”). If the Estimated Net Working Capital is equal to the Target Net Working Capital, then the Closing Date Cash Consideration will not be adjusted pursuant to this Section 2.5(b).

(c)           Buyer Closing Statement. Within 90 days after the Closing Date, Buyer shall cause to be prepared and delivered to Sellers a closing statement (the “Buyer Closing Statement”), setting forth Buyer’s good faith calculations of (i) the Net Working Capital (the “Final Net Working Capital”), (ii) Closing Cash Balance (the “Final Closing Cash Balance”), (iii) Transaction Expenses (the “Final Transaction Expenses”), (iv) the Funded CAPEX (the “Final Funded CAPEX”), (v) the Closing Company Debt Balance (the “Final Closing Company Debt Balance”) and (vi) based on the amounts set forth in clauses (i) through (v), the resulting Adjusted Closing Date Cash Consideration, in each case, in reasonable detail and with explanations for the differences between the Buyer Closing Statement and the Company Closing Statement. The Buyer Closing Statement shall be prepared in accordance with the Accounting Principles and shall, except as explicitly set forth in the Accounting Principles (A) not include any changes in assets or liabilities as a result of purchase accounting or other changes arising from or resulting as a consequence of the transactions contemplated hereby, (B)  be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, (C) not reflect, directly or indirectly, any additional reserve or accrual that is not reflected on the latest Company Financial Statements, (D) calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month, and (E) not give effect to the transactions contemplated by this Agreement or any financing obtained or to be obtained by Buyer or any of its Affiliates (including the Company following the Closing) or any other transaction entered into by Buyer or any of its Affiliates (including the Company following the Closing) or any other facts unique or particular to Buyer or any of its Affiliates or any of their respective assets or liabilities. The Parties agree that the purpose of preparing the Buyer Closing Statement and the related Closing Date Cash Consideration adjustment contemplated by this Section 2.5 is to measure the amount of change (if any) between the Company Closing Statement and the Buyer Closing Statement, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Buyer Closing Statement or determining the Final Net Working Capital, Final Closing Cash Balance, the Final Transaction Expenses, the Final Funded CAPEX and the Final Closing Company Debt Balance. If Buyer does not deliver the Buyer Closing Statement to Sellers within 90 days after the Closing Date, then, at the election of Sellers, either (x) Sellers may prepare and present the Buyer Closing Statement within an additional 30 days thereafter, or (y) the Company Closing Statement will be deemed to be the Buyer Closing Statement in accordance with this Section 2.5(c). If Sellers elect to prepare the Buyer Closing Statement in accordance with the immediately preceding sentence, then (except for the last three sentences of Section 2.5(d)) all subsequent references in Section 2.5(d) to Buyer will be deemed to be references to Sellers and all subsequent references to Sellers will be deemed to be references to Buyer.

(d)           Dispute. Within 60 days following receipt by Sellers of the Buyer Closing Statement (the “Dispute Period”), Sellers shall deliver written notice (a “Dispute Notice”) to Buyer of any disagreement Sellers have with respect to the preparation or content of the Buyer Closing Statement. Such Dispute Notice shall describe in reasonable detail the items contained in the Buyer Closing Statement with which Sellers disagree and, to the extent available, the basis for any such disagreement and the amount of the disagreement. If Sellers do not provide Buyer with a Dispute Notice related to the Buyer Closing Statement within the Dispute Period, such Buyer Closing Statement will be final, conclusive and binding on the Parties. In the event Sellers provide Buyer with a Dispute Notice, Buyer and Sellers shall negotiate in good faith to resolve any disagreements related thereto. If Buyer and Sellers, notwithstanding such good faith effort, fail to resolve any disagreement contained in the Dispute Notice within 30 days after Sellers provide Buyer with such Dispute Notice, then Buyer and Sellers jointly shall engage the accounting firm of KPMG or such other nationally recognized accounting firm as may be mutually acceptable to Buyer and Sellers (the “Accounting Firm”) to resolve any such unresolved disagreement(s), which Accounting Firm shall not have performed services for Sellers, the Company, Buyer or their respective Affiliates within the past three (3) years, as acknowledged by the applicable Party hereto. Sellers and Buyer shall jointly instruct the Accounting Firm that it (i) shall review only the unresolved disagreements contained in the Dispute Notice, (ii) shall make its determination based upon the terms and conditions set forth in this Section 2.5 and Exhibit A, (iii) shall render its decision within 30 days after the referral of the dispute to the Accounting Firm for a decision pursuant hereto, and (iv) shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. As promptly as practicable following the Accounting Firm’s engagement, Buyer and Sellers shall each prepare and submit a presentation to the Accounting Firm. Following delivery of the presentations, Buyer and Sellers may each submit a response to the other Party’s presentation. Neither Sellers nor Buyer (and none of their respective Representatives) shall have any ex parte conversation(s) or meeting(s) with the Accounting Firm without the prior consent of (x) with respect to Sellers, Buyer and (y) with respect to Buyer, Sellers. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Buyer and Sellers based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of Buyer’s position, 60% of the costs of its review would be borne by Sellers, and 40% of the costs would be borne by Buyer. All determinations made by the Accounting Firm shall be final, conclusive and binding on the Parties. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The process set forth in this Section 2.5(d) shall be the exclusive remedy of the Parties for any disputes related to items required to be reflected on the Buyer Closing Statement or included in the calculation of the Net Working Capital, Closing Cash Balance, the Transaction Expenses, the Funded CAPEX and the Final Closing Company Debt Balance.

(e)           Access. For purposes of complying with the terms set forth in this Section 2.5, each Party shall promptly and reasonably cooperate with and make reasonably available to the other Party and its Representatives, on a prompt basis, all information, records, data and working papers, including reasonable access to its facilities and personnel during normal business hours, as may be reasonably requested in connection with the preparation and analysis of the Company Closing Statement and the Buyer Closing Statement and the resolution of any disagreement related thereto. Following the Closing, Buyer shall not, and shall cause the Company not to, take any action with respect to the accounting books and records on which the Buyer Closing Statement is, or is to be, based that would obstruct or prevent the preparation of the Buyer Closing Statement and the determinations set forth in this Section 2.5. If a Party fails to provide such access or cooperation or is otherwise in breach of this Section 2.5(e), the other Party may initiate the appointment of the Accounting Firm.

(f)            Post-Closing Adjustment. Not later than the third Business Day after the date on which Final Net Working Capital, Final Closing Cash Balance, Final Transaction Expenses, Final Funded CAPEX and the Final Closing Company Debt Balance are finally determined pursuant to Section 2.5(d), Sellers and Buyer shall jointly determine the amount by which the Closing Date Cash Consideration would have been adjusted (the “Adjusted Closing Date Cash Consideration”) pursuant to Section 2.1 and Section 2.5(b) had the Final Net Working Capital, Final Closing Cash Balance the Final Transaction Expenses, Final Funded CAPEX and the Final Closing Company Debt Balance been substituted for the Estimated Net Working Capital, Estimated Closing Cash Balance, the Estimated Transaction Expenses, the Estimated Funded CAPEX and the Estimated Closing Company Debt Balance as of the Closing. For the avoidance of doubt, (y) any adjustment related to the Final Net Working Capital will be subject to the Working Capital Adjustment Cap and (z) if the Final Net Working Capital is less than the Target Net Working Capital, any such deficiency will be offset by the amount of the Final Funded CAPEX.

(i)            If the Adjusted Closing Date Cash Consideration is greater than the Closing Date Cash Consideration (any such increase, the “Price Increase”), then, within two Business Days from the date on which the adjustment to the Closing Date Cash Consideration is determined in accordance with this Section 2.5(f), Buyer shall pay or cause to be paid to Sellers, by wire transfer of immediately available funds, an amount in cash equal to the Price Increase.

(ii)           If the Adjusted Closing Date Cash Consideration is less than the Closing Date Cash Consideration (such decrease, the “Price Decrease”), then, within two Business Days from the date on which the adjustment to the Closing Date Cash Consideration is determined in accordance with this Section 2.5(f), Sellers shall pay or cause to be paid to Buyer, by wire transfer of immediately available funds, an amount in cash equal to the Price Decrease.

(iii)          If the Adjusted Closing Date Cash Consideration is equal to the Closing Date Cash Consideration, then no adjustment shall be made to the consideration payable hereunder pursuant to this Section 2.5(f).

2.6           Section 338(h)(10) Election; Purchase Price Allocation. Each Seller shall, and shall cause U.S. Parent to, join, in an appropriate and timely manner, with Buyer in making an election under Section 338(h)(10) of the Code and any corresponding election permitted under the applicable Laws of any local, state or foreign jurisdiction (collectively, the “Section 338(h)(10) Election”) with respect to the acquisition by Buyer of the Interests. Buyer and each Seller shall, and each Seller shall cause U.S. Parent to, take all actions necessary or appropriate to effect and preserve a timely Section 338(h)(10) Election with respect to the acquisition by Buyer of the Interests, including, but not limited to, participating in the timely filing of IRS Form 8023 and any required attachments and related or comparable forms required under state, local, or foreign Law. Within sixty (60) days after the final determination of the Adjusted Closing Date Cash Consideration, Buyer shall deliver to Sellers a proposed allocation of the “adjusted grossed-up basis” within the meaning of Treasury Regulations Section 1.338-5 (the “Tax Consideration”) among the assets of the Company (the “Proposed Tax Allocation”). The Proposed Tax Allocation shall be consistent with Treasury Regulations Sections 1.338-6 and 1.1060-1. Sellers shall have thirty (30) days following the delivery of the Proposed Tax Allocation to propose any changes or indicate their concurrence with the Proposed Tax Allocation, and Buyer shall consider in good faith any changes proposed by Sellers. If Sellers do not propose to Buyer in writing any changes to the Proposed Tax Allocation within thirty (30) days after the delivery of the Proposed Tax Allocation, Buyer’s Proposed Tax Allocation shall be deemed agreed to by Sellers. If Sellers propose any such changes, then Buyer and Sellers will negotiate in good faith for thirty (30) days and attempt to reach agreement on the allocation of the Tax Consideration among the assets of the Company in a manner consistent with applicable income Tax Law. If any portion of such allocation remains in dispute after such thirty (30)-day period, then each Party shall be entitled to adopt its own position regarding such allocation. If Sellers and Buyer reach agreement on such allocation (the “Agreed Allocation”), then (a) the Agreed Allocation shall be reflected on a completed IRS Form 8883 (and all other Tax Returns as applicable), which form shall be timely filed separately by Buyer and Seller with the IRS, (b) each Party shall promptly notify the other upon receipt of notice of any pending or threatened Tax audit, assessment or other Proceeding challenging the Agreed Allocation, (c) the Parties shall allocate and report any adjustments to the Tax Consideration in accordance with Treasury Regulations Section 1.338-7, and any allocations made as a result of such adjustments shall become part of such Agreed Allocation, (d) the Parties shall (and shall cause their respective Affiliates to) report the relevant federal, state, local and other Tax consequences of the purchase and sale contemplated under this Agreement in a manner consistent with the Agreed Allocation, and (e) none of the Parties or any of their respective Affiliates shall take any position inconsistent with the Agreed Allocation on any Tax Return or in any Tax audit, assessment or other Proceeding, in each case, except to the extent required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law); provided, however, that no Party or any of its Affiliates shall be unreasonably impeded in its ability to settle any Tax audit, assessment or other Proceeding that relates to the Agreed Allocation.

2.7           Withholding. Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to any Transaction Document any amounts required to be deducted and withheld under applicable Law and shall pay any amounts so deducted and withheld to the proper Governmental Body. Buyer shall notify Sellers of its intent to deduct or withhold any such amounts within a reasonable period prior to making such withholding, and Buyer shall cooperate in good faith with Sellers to reduce or eliminate any such deduction or withholding. To the extent amounts are so deducted or withheld and remitted to the appropriate Governmental Body, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made and at the time and in the manner required by the Transaction Documents.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE COmpany

Except as set forth on the Company Disclosure Schedule, the Company represents and warrants to Buyer as of the date hereof), as follows:

3.1           Organization; Qualification; Corporate Records.

(a)            The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Oklahoma and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority or be in good standing would not reasonably be expected to have a material and adverse impact on the Company.

(b)            The Company is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to have such power or authority or be in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.

(c)            The Company has provided to Buyer true, correct and complete copies of the Organizational Documents of the Company. To the extent maintained by the Company, the membership interest certificate books, if any, and transfer ledgers of the Company are true, correct and complete and have been provided or made available to Buyer.

(d)            The minute books and/or other corporate records of the Company contain true, correct and complete records of all meetings and accurately reflect all other actions of the equity holders and governing body of the Company since March 26, 2019. The minute books and/or other corporate records of the Company since March 26, 2019, have been made available to Buyer.

3.2           Authority; Enforceability.

(a)            The Company has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Company of the Transaction Documents to which the Company is a party, and the consummation by the Company of the Transactions, has been duly and validly authorized by the Company, and no corporate proceedings on the part of the Company or equityholder action is necessary to authorize the Transaction Documents to which it is a party or to consummate the Transactions contemplated by or perform the obligations under the Transaction Documents to which it is a party.

(b)            The Transaction Documents to which the Company is a party have been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which the Company is a party constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms and conditions, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity) (collectively, “Enforceability Exceptions”).

3.3           Non-Contravention. The execution, delivery and performance of the Transaction Documents to which it is a party, and the consummation by the Company of the Transactions does not and will not: (a) conflict with or result in any breach of or violate (with or without the giving of notice, or the passage of time or both) any provision of the Organizational Documents of the Company; (b) conflict with or result in any breach of or violate or constitute a default (or an event that with the giving of notice or the passage of time or both would give rise to a default) under, give rise to any right of termination, cancellation, modification, suspension or acceleration (with or without the giving of notice, or the passage of time or both) under, materially impair the rights of the Company or any of the assets of the Company under any of the terms, conditions or provisions of any Contract to which the Company is a party or by which any property or asset of the Company is bound or affected; (c) assuming compliance with the matters referred to in Section 3.4, conflict with or violate any Law to the Company is subject or by which any of the Company’s properties or assets is bound; (d) constitute (with or without the giving of notice or the passage of time or both) an event that would result in the creation of any Lien (other than Permitted Liens) on any asset of the Company; or (e) assuming compliance with the matters referred to in Section 3.4, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by the Company, or that otherwise relates to the business of, or any of the assets owned or used by, the Company, in each case, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.4           Consents and Approvals. Other than the filings, notices, reports, Consents, registrations, approvals, permits, expirations of waiting periods or authorizations (“Filings”) (a) pursuant to the HSR Act and applicable Antitrust Laws in each case identified in Section 3.4 of the Company Disclosure Schedule (provided, however, that, for purposes of this clause (a) of Section 3.4 of the Company Disclosure Schedule, the determination of applicable Antitrust Laws shall be solely based upon the current operations of the Company and shall not take into account any effect of Buyer’s operations on the applicability of any Antitrust Laws), the Exchange Act and the Securities Act, (b) required to be made with the NYSE, (c) pursuant to federal and state securities, takeover and “blue sky” Laws or (d) those Filings listed in Section 3.4 of the Company Disclosure Schedule, the execution, delivery and performance of the Transaction Documents to which it is a party, and the consummation by the Company of the Transactions do not and will not, require any Consent, waiver, approval, Order, Permit, or authorization of, or declaration or filing with or notification to, any Person or Governmental Body, on the part of the Company, in each case, the absence of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect (provided, that clauses (b) and (f) of the definition of Material Adverse Effect shall be disregarded for purposes of this Section 3.4).

3.5           Capitalization. Sellers are the sole record and beneficial owners of the Interests. The Interests are duly authorized and validly issued. The Interests represent the only issued and outstanding membership interests of the Company. There are no (a) outstanding securities convertible or exchangeable into membership interests of the Company; (b) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell any of its membership interests; or (c) voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its membership interests.

3.6           No Subsidiaries. The Company does not own, directly or indirectly, any equity securities of any Person.

3.7           Compliance with Law.

(a)            The Company is and has in the last five (5) years been in compliance with all Laws applicable to its properties, operations or assets, or the conduct of its business, the violation of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Within the last five (5) years, the Company has not received any written notice of, or been charged with, the violation of any Laws, in each case, the violation of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, the Company is not under investigation by any Governmental Body with respect to the violation of any Laws, in each case, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary, the representations and other provisions of this Section 3.7(a) shall not apply to or limit, nor shall they be interpreted as applying to or limiting, the provisions of this Agreement regarding anti-money laundering Laws, Anti-Corruption Laws, Sanctions or Export Control Laws (including Sections 3.7(b) through 3.7(f)).

(b)            Section 3.7(b) of the Company Disclosure Schedule sets forth the complete list of all agents (including sales agents, distributors, resellers, freight forwarders, visa processing providers, and customs clearance providers) that are authorized by the Company to be used to conduct its business outside of the United States (the “Authorized Agents”). To the Company’s Knowledge, no agents other than the Authorized Agents are used by the Company for these purposes. The Company represents and warrants that it conducted a comprehensive due diligence process aligned with industry best practices in connection with engaging the Authorized Agents and, to its Knowledge, that the Authorized Agents are operating in material compliance with their agreements (or other arrangements or understandings) with the Company.

(c)            Except where the effects to the Company are not greater than de minimis to the Company, since April 24, 2019, (i) to the Knowledge of the Company, neither the Company nor any current or former directors, officers, agents, employees, or any other Person, in each case acting for or on behalf of the Company, is in violation of the Anti-Corruption Laws or otherwise, nor (A) has offered, promised, or given anything of value, directly or indirectly, to a Person in violation of applicable Anti-Corruption Laws; (B) has used or caused to be used, directly or indirectly, any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (C) has made or caused to be made, directly or indirectly, any unlawful payment to any Government Official; or (D) has unlawfully taken or caused to be taken, directly or indirectly, any corrupt action in furtherance of any offer, payment, promise to pay, or authorization of the payment of any money or anything of value, or any action in furtherance of any offer, gift, promise to give, or authorization of the giving of anything of value, to any Government Official, or to any Person while knowing or intending that all or some portion of the consideration remitted to that Person will be offered, paid, promised, or given to a Government Official, for the purposes (whether in whole or in part) of inducing or influencing a Government Official to do or refrain from doing any official act, in order to assist in obtaining or retaining business or directing business to any Person, or securing any improper advantage, and (ii) the operations of the Company are, and, since April 24, 2019, have been and continue to be conducted in compliance with all applicable anti-money laundering Laws, Anti-Corruption Laws, applicable Sanctions, and applicable Export Control Laws and in material compliance with all other applicable Laws.

(d)            Except where the effects to the Company are not greater than de minimis to the Company, since April 24, 2019, (i) to the Knowledge of the Company, the Company has not received written notice or any other notice that the Company has been the subject of any investigation, complaint or claim of any violation of any anti-money laundering Laws, Anti-Corruption Laws, Sanctions or Export Control Laws, or of any violation of any other similar applicable Laws, by any Governmental Body; and (ii) no written request for information or audits (other than in the ordinary course of business consistent with past practice) and no written Claims have been received by, and no written Claims have been filed against, the Company, alleging any such noncompliance with any anti-money laundering Laws, Anti-Corruption Laws, Sanctions or Export Control Laws or noncompliance with any other similar applicable Laws.

(e)            To the Knowledge of the Company, neither the Company nor any of its directors, officers, employees, or agents is a Person that is: (i) the target of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury or any other relevant sanctions authority of Australia, Canada, Japan, New Zealand or South Korea (collectively, “Sanctions”); (ii) owned or controlled by any Person(s) that are the target of Sanctions such that it is subject to the same prohibitions as such Person(s); or (iii) located, organized or resident in a country or territory that is the subject of comprehensive U.S. Sanctions (each such country or territory, a “Sanctioned Country”) (each Person referred to in the immediately preceding items (i) and (ii), a “Sanctioned Person”). The Company has not in the past five (5) years engaged in, and is not now engaged in, directly or, to the Knowledge of the Company, indirectly, any dealings or transactions (i) in any applicable Sanctioned Country or (ii) with any Person that, at the time of the dealing or transaction, is or was a Sanctioned Person, and in each of sub-clauses (i) and (ii), in violation of applicable Sanctions the effects of which are not more than de minimis to the Company, individually or in the aggregate.

(f)             The Company is and, since April 24, 2019, has been, in compliance with all applicable Laws concerning the exportation, re-exportation, importation and temporary importation of any products, technology, technical data or services (together, “Export Control Laws”) and all applicable Sanctions, in each case, except to the extent the effects of such non-compliance would be de minimis to the Company. The Company has instituted and maintains policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws and applicable Export Control Laws and applicable Sanctions.

3.8           Real Property.

(a)           Section 3.8(a) of the Company Disclosure Schedule sets forth (A) a complete list of all real property which the Company owns in fee (such property, the “Owned Real Property”) including for each Owned Real Property, the (i) street address (or another reasonable description if the physical address is unavailable), (ii) size of the lot and improvements thereon (including the size of any building thereon), and (iii) current real property tax assessment, (B) all leases and subleases granting to the Company a right to use or occupy any leased real property, and any amendments and modifications to such leases and subleases (collectively, the “Leases”) (such property, the “Leased Real Property” and, together with the Owned Real Property, collectively, the “Real Property”) and (C) for each parcel of Leased Real Property which Lease is either (1) not terminable by the Company within one (1) year or (2) requires payments by the Company in excess of one hundred thousand dollars ($100,000) annually, the (i) street address, (ii) commencement and expiration date of the lease, and (iii) rental rates. The Company has (x) good, valid and indefeasible fee simple title to the Owned Real Property, free and clear of all Liens (except for Permitted Liens), and (y) valid and subsisting leasehold interests in the Leased Real Property. Except for the Permitted Liens, or as set forth in Section 3.8(a) of the Company Disclosure Schedule, no third party has any rights to occupy or otherwise use any portion of the Owned Real Property. The Company has not subleased any portion of the Leased Real Property to a third party. The Real Property is all the real property currently used or held for use by the Company in connection with the operation of the Business and constitutes all of the real property needed for the conduct of the Business of the Company as currently conducted.

(b)           With respect to Owned Real Property, the Company has not received written notice of any Proceedings pending or threatened against the Company challenging the Company’s title to the Owned Real Property.

(c)            With respect to each Leased Real Property, (i) each of the Leases has been duly authorized by the Company and executed and is in full force and effect; (ii) the Company has not received written notice of a currently outstanding default under any of the Leases and, to the Knowledge of the Company, no event has occurred which, with notice or the passage of time, or both, would give rise to such a default by the Company; and (iii) the Company has not assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or similarly encumbered any interest in any Lease.

(d)            Each parcel of Real Property (i) has all necessary occupancy and other certificates and permits, municipal and otherwise, for the lawful use and occupancy of the Real Property for the Business required to be obtained by the Company, which occupancy and other certificates and permits are valid and in full force and effect; and (ii) does not have any outstanding written notice of violation or correcting work order for such Real Property issued to the Company from any Governmental Body or any insurance company.

(e)            With respect to each parcel of Real Property, (i) no Governmental Body or other Person has commenced the exercise of the power of eminent domain or a similar power with respect to all or any material part of the Real Property, (ii) there are no pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any Real Property, and the Company has not received notice of the same, (iii) excluding Environmental Laws, the Company has not received written notice from any Governmental Body of a currently outstanding and uncured violation of any applicable Laws, which, individually or in the aggregate, would reasonably be expected to have an adverse effect in excess of fifty thousand dollars ($50,000), and, to the Knowledge of the Company, no such violation now exists, (iv) there are no pending or, to the Knowledge of the Company, threatened, fire, health, safety, building, zoning, tax certiorari or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property, which, if adversely determined could materially and adversely affect the current use or occupancy thereof, and the Company has not received written notice of the same, and (v) all improvements constituting a material part of the Real Property (including structural and foundational elements, mechanical and electrical systems, HVAC, life safety systems, roofs, parking and loading areas), are in good operating condition and repair, ordinary wear and tear excepted, and have been generally maintained in accordance with normal industry practice.

(f)            The Company has delivered to Buyer, to the extent the following are in the possession and control of the Company, Sellers, or their respective Affiliates, copies of each deed for each parcel of Owned Real Property vesting title to such parcel of Owned Real Property in the Company and all title insurance policies, all underlying title exception documents and surveys relating to the Owned Real Property.

(g)            The Company has delivered to Buyer true, correct and complete copies of all Leases for the Leased Real Property. To the Company’s Knowledge, no party to any such Lease has exercised any termination rights with respect to any such Lease.

3.9           Title to and Sufficiency of Assets; Personal Property Leases.

(a)            The Company has good, marketable and valid title to (or a valid leasehold interest in) all material assets owned by the Company or purported by the Company to be owned (or, as applicable, leased or licensed or purported to be leased or licensed by the Company) or used in its business, and such material assets are sufficient to conduct the business of the Company immediately after the Closing without interruption and in the ordinary course of business consistent with past practices, and such title or leasehold interests are free and clear of Liens, except Permitted Liens. All assets owned by the Company or purported by the Company to be owned, that are, individually or in the aggregate, material to the operation of the business of the Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b)            All of the items of personal property that the Company leases pursuant to a lease or other agreement (such leases and other agreements, collectively, the “Personal Property Leases”) are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Company has made available to Buyer true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c)            The Company has a valid and enforceable leasehold interest under each of the Personal Property Leases. Each of the Personal Property Leases is in full force and effect and the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Personal Property Leases and, to the Knowledge of the Company, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

3.10         Financial Statements; Accountants; Intercompany Obligations.

(a)            Attached hereto as Section 3.10(a) of the Company Disclosure Schedule are true and complete copies of the following financial statements: (i) the audited carveout financial position, statements of profit or loss and other comprehensive income, statements of change in equity, cash flow statements, and notes for the Company as of and for the fiscal years ended December 31, 2023 and December 31, 2024 (the “Carveout Financials”) together with the report and opinion of the Company’s independent certified public accountant and (ii) the unaudited consolidated condensed balance sheet of the Company as of June 30, 2025 (the “Latest Balance Sheet Date”), and the related unaudited consolidated condensed statements of operations, comprehensive income, cash flows and equityholders’ equity for the six-month period then ended, together with all related notes thereto (collectively, the “Company Unaudited Interim Financial Statements” and, together with the Carveout Financials, the “Company Financial Statements”).

(b)            Each of the Company Financial Statements (i) has been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of the Company Unaudited Interim Financial Statements, in the absence of footnotes, to changes resulting from normal, year-end audit adjustments made in the ordinary course of business), (ii) is prepared based upon the books and records of the Company during the periods involved and (iii) fairly presents in all material respects the financial position and operating results as of, and for the periods ended on, the respective dates thereof.

(c)            Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, all books, records and accounts of the Company are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practice and all applicable Laws. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances: (i) that all transactions of the Company are executed in accordance with appropriate authorizations of management; (ii) that all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and other applicable Laws and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with appropriate authorizations of management; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company.

(d)            The Company has no liabilities (whether or not required by GAAP to be reflected on a consolidated balance sheet of the Company or the notes thereto), except (i) liabilities or obligations reflected on or reserved against on the Company Financial Statements, (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent Company Financial Statement or (iii) liabilities that are not material, individually or in the aggregate, to the Company, none of which liabilities described in clauses (ii) and (iii) is a liability for a breach of contract, breach of warranty, tort, infringement, violation of Law, or relate to any cause of action, claim or lawsuit.

(e)            The Company is not a party to, and the Company has no commitment to become a party to, (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 2.03(d) of the SEC’s Current Report on Form 8-K).

(f)            The Company has no Company Debt.

(g)            The Business does not require or involve the use of any letters of credit, surety bonds, guarantees or other credit support instruments, other than as set forth in Section 3.10(g) or Section 3.25 of the Company Disclosure Schedule.

(h)            The Company (x) has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); (y) such disclosure controls and procedures are designed to ensure that material information relating to the Company, is made known to the Company’s principal executive officer and its principal financial officer by others within the Company; and (z) such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information.

(i)             From January 1, 2022 through the date of this Agreement, neither the Company nor, to the Knowledge of the Company, any director, executive officer or accountant of the Company has, received any material complaint, allegation, assertion or claim that the Company has engaged in improper, illegal or fraudulent accounting or auditing practices. Since January 1, 2022, the Company has not identified and has not been advised in writing by the auditors of the Company of any fraud or allegation of fraud, whether or not material, that involves management or other employees of the Company who have a role in the Company’s internal controls over financial reporting. From January 1, 2022, through the date of this Agreement, no attorney representing the Company has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar material violation by the Company or any of its officers, directors, managers, employees or agents to the governing body or any committee thereof of the Company.

(j)             All accounts payable and notes payable by the Company reflected in the Company Financial Statements or arising after the date thereof are the result of bona fide transactions with third parties have arisen in the ordinary course of business consistent with past practice and have been paid or are not yet due and payable.

(k)            Section 3.10(k) of the Company Disclosure Schedule lists all of the Intercompany Obligations as of the date hereof (other than unwritten Intercompany Obligations entered into in the ordinary course of business consistent with past practices of the Company (1) that is not in violation of any applicable Law and (2) for which no liability of any kind is owed to any third party or Governmental Body).

3.11         Absence of Certain Changes. Except as set forth on Section 3.11 of the Company Disclosure Schedule or Contracts or amendments thereto entered into since the Latest Balance Sheet Date set forth on Section  3.13(a) of the Company Disclosure Schedule, since the Latest Balance Sheet Date, (i) except as expressly contemplated by this Agreement, the Business of the Company has been conducted in the ordinary course of business consistent with past practice, and (ii) there have not occurred any changes, events, circumstances, occurrences, effects or developments that have had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. Since the Latest Balance Sheet Date, there has not occurred any damage, destruction or casualty loss resulting in damages exceeding one hundred thousand dollars ($100,000) in the aggregate (whether or not covered by insurance) with respect to any individual asset owned by the Company.

3.12         Environmental Matters. Except as set forth in Section 3.12 of the Company Disclosure Schedule:

(a)            The Company is, and for the last six (6) years has been, in compliance in all material respects with all Environmental Laws, which compliance includes holding and complying in all material respects with all Environmental Permits required for the operations of the Business as conducted currently or during the last six (6) years. All Environmental Permits required for the operations of the Business as currently conducted are final and in full force and effect; and, as applicable, renewal applications have been timely filed; no action is pending or, to the Knowledge of the Company, threatened to terminate, revoke or adversely and materially modify any such Environmental Permit;

(b)            The Company is not subject to any pending or, to the Knowledge of the Company, threatened Proceeding arising under any Environmental Law, nor has the Company received any written notice, order or complaint from any Governmental Body or Person alleging any Environmental Claim, or violation of or liability arising under any Environmental Law, which remains pending or unresolved;

(c)            There have been no Phase I and Phase II assessments conducted in the last six (6) years that reflect the sampling of soil, groundwater, surface water or air for the presence or absence of Hazardous Substances, related to the Company;

(d)            Other than regulatory orders of general applicability to the industry as a whole and not issued in connection with specific allegations of noncompliance of the Company with Environmental Law, the Company is not subject to any consent agreement, consent decree, order, or settlement with respect to or relating to Environmental Law or Hazardous Substances;

(e)            (i) The Company has not disposed of, arranged for the disposal or recycling of, or Released any Hazardous Substances, (ii) there has been no Release of Hazardous Substances on, at, under, to or from (A) any property currently owned, operated, leased or occupied by the Company, (B) any property formerly owned, operated, leased or occupied by the Company during the time of such ownership, operation, lease or occupancy or (C) any location at which Hazardous Substances from the operations the Company have come to be located, and (iii) the Company has not caused or contributed to a Release of Hazardous Substances at, on, adjacent to, under or from property subject to Contract service by the Company, in each case of clause (i), (ii) and (iii), in a manner that would reasonably be expected to result, individually or in the aggregate, in any material Environmental Costs and Liabilities of the Company;

(f)             Excluding customary and commercially reasonable indemnities or assumptions of liability entered into in the ordinary course of business by the Company pursuant to the Material Contracts, Leases, and Permits of the Company (provided that (i) no claims are pending or, to the Knowledge of the Company, threatened under such indemnities or assumptions of liabilities, (ii) any such indemnity or assumption of liability is not specific as to a pre-existing known liability arising under Environmental Law, and (iii) the Company has no Knowledge of any environmental condition that would give rise to a potential claim or expense under such indemnity or assumption of liability), the Company has not assumed, undertaken or provided an indemnity with respect to any material liability of any other Person relating to Environmental Law or Hazardous Substances;

(g)            No forms of financial assurance or security required under Environmental Law or Environmental Permits have been posted by the Company;

(h)            To the Knowledge of the Company, no facts, circumstances or conditions currently exist that would reasonably be expected to adversely affect continued compliance in all material respects with or result in material liabilities under Environmental Laws and Environmental Permits or require currently unbudgeted, material capital expenditures to achieve or maintain continued compliance in all material respects with Environmental Laws and Environmental Permits and, to the Knowledge of the Company, no Environmental Laws have been adopted with a future compliance date that, or proposed that if adopted as proposed would, require currently unbudgeted capital expenditures or other material expenditures to achieve or maintain compliance with Environmental Law;

(i)             The Company has not entered into and is not subject to any voluntary agreement or voluntary program relating to Environmental Laws that materially restricts its operations or requires a material change in its operations or improvements to any of its assets; and

(j)             The Company has furnished or made available for review all material non-privileged documents within the possession or reasonable control of the Company, the Sellers, or their respective Affiliates, regarding compliance or non-compliance by the Company with, or material liability by the Company under, Environmental Laws and Environmental Permits and Environmental Costs and Liabilities associated therewith, including (i) material Environmental Permits currently in effect and held by the Company, (ii) Phase I and Phase II environmental site assessment; and (iii) any reports of material uncorrected Releases of Hazardous Substances (other than uncorrected Releases permitted under Environmental Permits) related to the Company, its currently or formerly owned or operated properties or facilities or its operations.

3.13         Material Contracts.

(a)           Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of any Contract other than any Company Benefit Program (each such Contract, a “Material Contract” and, collectively, the “Material Contracts”) that the Company is a party to or bound by that:

(i)            relates to (A) the purchase of materials, supplies, goods, services, real property or other assets, or (B) the construction of capital assets and that provides for (x) payments by the Company in excess of five million dollars ($5,000,000), calculated on an annualized basis, or (y) aggregate payments by the Company in excess of five million dollars ($5,000,000), calculated on an annualized basis;

(ii)           is an agreement for the furnishing of services by the Company to any of its customers that involves a binding commitment by such customer with aggregate payments to the Company in excess of five million dollars ($5,000,000), calculated on an annualized basis;

(iii)          is a Contract obligating the Company to exclusively provide or exclusively obtain products or services for a period of one (1) year or more or requiring the Company to purchase or exclusively sell a stated portion of its requirements or outputs;

(iv)          contains any unexpired (A)(1) covenants of the Company not to (x) compete in any line of business or with any Person in any geographical area or (y) solicit or hire any Person with respect to employment or (2) covenants of any Person not to (x) compete with the Company in any line of business or in any geographical area or (y) solicit or hire such Person with respect to employment or (B) exclusivity or “most favored nation” provisions, fixed pricing arrangements or commitments, or any exclusivity obligation;

(v)           is a Personal Property Lease involving, or expected to involve, aggregate payments by the Company in excess of five hundred thousand dollars ($500,000) in any calendar year;

(vi)          is a Contract relating to the incurrence, assumption or guarantee of any material Company Debt or imposing a Lien on any of the assets of the Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, letters of credit, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements, or evidences a Capitalized Lease;

(vii)         grants any third Person, or obligates the Company to exercise, an option, right of first refusal, right of first offer or other preferential right to purchase, sell, lease, encumber or transfer any right, title or interest in and to any material property of the Company;

(viii)        (A) relates to the acquisition, issuance, voting, registration, sale, or transfer of any securities, (B) provides any Person with any preemptive right, right of participation, right of maintenance, or any similar right with respect to any securities, or (C) provides the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities, in each case of clauses (A), (B) and (C), to the extent such Contract provisions remain valid and enforceable against the Company;

(ix)          provides for indemnification of any current or former officer or director of the Company that is still valid and enforceable;

(x)            is an agreement pursuant to which the Company has any potential continuing indemnification obligations, excluding indemnities entered into in the ordinary course of business consistent with past practice;

(xi)          is in respect of the formation of any partnership, licensing arrangement, sharing of profits, or joint venture or otherwise relates to the joint ownership or operation of the assets owned by the Company;

(xii)         is an acquisition, merger or similar Contract or other Contract relating to the acquisition or disposition of equity interests or material assets of any Person (other than Contracts in respect of the purchase of assets in the ordinary course of business that, individually and in the aggregate, are not material);

(xiii)         is an exclusive license or non-exclusive license of Owned Intellectual Property or Licensed Intellectual Property (excluding “off-the-shelf” software licensed to the Company on generally standard terms or conditions or involving consideration of less than one hundred thousand dollars ($100,000));

(xiv)        is a settlement contract or settlement agreement relating to Owned Intellectual Property;

(xv)         is an outstanding power of attorney empowering any Person to act on behalf of the Company;

(xvi)            would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act if such item were applicable to the Company;

(xvii)       is a (A) collective bargaining agreement or contract with any trade union or other labor organization, or (B) Contract with any current or former employee, director, individual or independent contractor, in each case, earning more than an annual base compensation or annual fees of four hundred thousand dollars ($400,000) annually or providing for severance (excluding end of service benefits or other statutory payments arising upon termination of employment), change in control, or retention payments with outstanding payments in excess of fifty thousand dollars ($50,000);

(xviii)      is a Contract involving any settlement, release, compromise or waiver of any material rights, claims, obligations, duties or liabilities in connection with any actual or threatened Proceeding involving the Company or its Affiliates with unperformed obligations thereunder;

(xix)         is a Leased Real Property lease;

(xx)          is a Personal Property Lease;

(xxi)         is a Contract with any Top Customer, which (A) is in full force and effect, or (B) was in full force and effect in the last three (3) years;

(xxii)        is a Contract with any Top Vendor, which (A) is in full force and effect, or (B) was in full force and effect in the last three (3) years;

(xxiii)       is a Contract whereby breach or a termination for cause of such Contract directly caused by a material breach of such Contract by the Company could have a Material Adverse Effect; and

(xxiv)       is a Contract for which the Company has an obligation to provide or maintain any Bonds that is enforceable.

(b)           Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company, and of the other parties thereto, enforceable against each of them in accordance with its terms (subject to the Enforceability Exceptions and unless expired in accordance with its terms) and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise set forth in Section 3.13(b)(i) of the Company Disclosure Schedule, continue in full force and effect without penalty or other adverse consequence, unless (A) terminated by a Top Customer at its convenience, or (B) expired in accordance with its terms. The Company has performed, in all material respects, all of the obligations under any Material Contract required to be performed by the Company prior to the date of this Agreement. Except as set forth in Section 3.13(b)(ii) of the Company Disclosure Schedule, there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the Knowledge of the Company, with respect to any other Person, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract, or (ii) give any third party the right to: (A) declare a default or exercise any remedy under any Material Contract; (B) a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract; (C) accelerate the maturity or performance of any obligation of the Company under any Material Contract; or (D) cancel, terminate or modify any Material Contract, in each case, with respect to clauses (i), (ii)(A) or (ii)(B), the existence of which, individually or in the aggregate, would reasonably be expected to have an adverse effect in excess of fifty thousand dollars ($50,000). Except as set forth in Section 3.13(b)(iii) of the Company Disclosure Schedule, no party to any of the Material Contracts has exercised any termination rights with respect thereto or has given written notice of any dispute with respect to any Material Contract. The Company has made available to Buyer true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

(c)            The Company is not, and has not been, a party to any Government Contract in the last three years.

3.14         Proceedings; Orders. Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, there is no, and for the past three (3) years there has not been any, Proceeding pending or threatened (in writing or, to the Knowledge of the Company, verbally) against the Company (or to the Knowledge of the Company, pending or threatened, against any of the officers, managers, directors or employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party before any Governmental Body, in each case, the existence of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, the Company is not subject to any Order, and the Company is not in breach or violation of any Order, in each case, the existence of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, the Company is not engaged in any Proceeding to recover monies due it or for damages sustained by it. There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or any other Transaction Document or the Transactions.

3.15         Permits. The Company holds and is in compliance in all material respects with all material Permits required for the Company to conduct the Business as currently conducted (the “Company Permits”), and all such Company Permits are in full force and effect. The Company has filed all material registrations, reports and documents, in each case, that are necessary or required in connection with the conduct of the Business of the Company or the ownership, lease, use or operation of its assets or properties under applicable Laws. To the Knowledge of the Company, the Company is not in material default under or in material violation of any Company Permits, and no event has occurred or condition exists that, with or without notice or lapse of time or both, would constitute a material default or material violation of any term, condition or provision of any Company Permit. There are no Proceedings pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any Company Permit, in each case, the existence of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. All applications required to have been filed for the renewal of any Company Permit have been duly filed on a timely basis with the appropriate Governmental Body, and all other filings required to have been made with respect to any such Company Permit, have been duly made on a timely basis with the appropriate Governmental Body, in each case, the non-renewal of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, none of the Company Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement and each such Permit will continue in full force and effect following the Closing. In the last five (5) years, the Company has not received any written notice from any Governmental Body regarding (a) any actual or alleged violation of or failure to comply with any term or requirement of any Company Permit, or (b) any actual revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Company Permit, in each case with respect to clause (a) and (b), the existence of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.16         Taxes.

(a)           All Tax Returns required to be filed (taking into account validly obtained extensions of time for filing) by or with respect to the Company or its operations have been timely filed and all such Tax Returns are complete and correct in all material respects. All Taxes that are due and payable by or with respect to the Company or its operations (whether or not reflected on any Tax Return) have been paid in full. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company.

(b)           All Taxes of the Company or its operations that are not yet due and payable have been fully accrued on the books of the Company.

(c)            There is no outstanding claim, deficiency or assessment against the Company for any Taxes that has been asserted in writing by any Governmental Body. No written claim has been made by a Governmental Body in a jurisdiction where the Company does not file Tax returns or pay Taxes that it is obligated to file Tax Returns or pay Taxes in such jurisdiction. There is no pending audit, examination or other Proceeding (and neither Sellers, the Company nor any of their respective Affiliates have received notice in writing of any proposed or threatened audit, examination or other Proceeding) relating to the assessment or collection of any Taxes due from or with respect to the Company or its operations.

(d)           All Taxes required to be withheld, collected or deposited by or with respect to the Company or its operations have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(e)            There are no outstanding agreements or waivers extending the time for the assessment or payment of any Taxes payable by or with respect to the Company or its operations.

(f)            There are no Liens (other than Permitted Liens) on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(g)            The Company has not participated, is not currently participating, and has no potential liability for payment of Tax resulting from any other Person’s participation in any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4(b).

(h)            The Company is not a party to any Tax allocation, sharing or indemnity Contract or arrangement (not including any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business consistent with past practice and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)). The Company has no liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(i)            The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date. The Company has not elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act and the Company has not claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act. The Company does not use, and the Company has not used, the cash receipts and disbursements method of accounting for income Tax purposes.

(j)             (i)       None of the assets of the Company are (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or Section 470(c)(2) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (iii) “limited use property” within the meaning of Revenue Procedure 2001-28, 2001-1 C.B. 1156, (iv) described in Section 168(g)(1)(A) of the Code, (v) subject to a lease described in Section 7701(h) of the Code or (vi) subject to any provision of state or local Law comparable to any of the foregoing.

(k)            No request for a private letter ruling, administrative relief, technical advice, change of any method of accounting, or any other request has been received by Sellers, the Company or their respective Affiliates or is pending with any Governmental Body, in each case, that relates to the Taxes or Tax Returns of the Company or its operations. The Company has not executed or filed with any Governmental Body any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any Tax.

(l)             The Company has not been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. The Company has not constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(m)           The Company is not subject to a Tax holiday or Tax incentive or grant in any jurisdiction that based on applicable Law could be subject to recapture at or following the Closing. The Company does not engage (or has not engaged) in a trade or business in a country other than the country in which such member is licensed registered, or qualified to business, incorporated or otherwise organized.

(n)           The Company does not have an “excess loss account” with respect to stock owned in any Affiliate of the Company.

(o)           The Company has no item of income, gain, loss, expense or deduction that remains deferred under the intercompany transaction rules of Treasury Regulation Section 1.1502-13 (or similar provision of state, local or foreign Law).

(p)           The Company is organized under the laws of the state of Oklahoma, and was, all times from the date of its formation and prior to March 13, 2025, treated as a disregarded entity for U.S. federal income Tax purposes. The Company made an election under Treasury Regulation Section 301.7701-3, effective as of March 13, 2025, to be treated as an association taxable as a corporation for U.S. federal income Tax purposes and has not made any other election or taken any other action to change such status.

(q)           The Company is not subject to any gain recognition agreements under Section 367 of the Code.

(r)            The Company does not have an “overall foreign loss” within the meaning of Section 904(f) of the Code.

(s)           Sellers, the Company and their respective Affiliates have complied in all material respects with all transfer pricing rules (including maintaining appropriate documentation for all transfer pricing arrangements for purposes of Section 482 of the Code (or any similar provision of foreign Law)) with respect to the Company and its operations.

(t)            The Company does not have a permanent establishment (within the meaning of any applicable Tax treaty or convention) or an office, fixed place of business or trade or business in any jurisdiction outside the United States.

(u)           All of the assets of the Company that are subject to ad valorem or property Tax have been properly listed and described on the ad valorem or property Tax rolls of the appropriate Governmental Body and no material portion of such assets constitutes omitted property for ad valorem or property Tax purposes.

(v)           The Company is in compliance with all escheat, unclaimed property, abandoned property and similar Laws in all respects and has no liability to pay over any amount to any Governmental Body under escheat, unclaimed property, abandoned property or similar Laws.

(w)           To the Knowledge of the Company, the Company has not taken or agreed to take any action and there is no fact or circumstance that could reasonably be expected to prevent, impair or impede the Section 338(h)(10) Election.

3.17         Company Employee Benefits.

(a)            Section 3.17(a) of the Company Disclosure Schedule provides a list of each material Employee Benefit Plan which is sponsored, maintained, or contributed to, or is required to be contributed to, by the Company, or has been sponsored, maintained, or contributed to, or with respect to which the Company has or could have any liability or obligation (whether on an actual or contingent basis, including by or through an ERISA Affiliate), by the Company, but excluding any plan that is required to be maintained by applicable Law, other than pursuant to Code Sections 4980B, 4980D or 4980H of the Code, or that is sponsored in or whole or in part by any non-U.S. union, non-U.S. employee organization, or Governmental Body (each, a “Company Benefit Program”). For purposes of this Agreement, the term “Employee Benefit Plan” means:

(i)            any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and

(ii)           any employment, consulting, separation, severance, retention, profit-sharing, savings, stock option, stock appreciation right, phantom stock, equity or equity-based compensation, phantom equity, collective bargaining agreement, change-in-control, bonus, incentive compensation, equity purchase right, salary continuation, severance pay, deferred compensation, supplemental income, vacation, paid-time off, holiday, paid sick leave, disability, death benefit, group welfare insurance, hospitalization, health, medical, dental, vision, life, Code Section 125 “cafeteria” or “flexible” benefit, educational assistance or fringe benefit plan, program, policy, practice, fund, agreement or arrangement and each other compensation or benefit plan, policy, agreement, arrangement, program, practice or understanding, whether written or unwritten, which is not described in Section 3.17(a)(i).

(b)           True, correct and complete copies of each written Company Benefit Program, related trusts, insurance policies or group annuity contracts and each other funding or financing arrangement relating to any Company Benefit Program, including all amendments thereto, have been furnished to Buyer, as well as (i) all reports, including nondiscrimination and other required annual testing results and actuarial reports, for the prior three (3) plan years, to the extent applicable; (ii) all personnel, payroll, and employment manuals and policies; (iii) copies of any nonroutine correspondence with or to the IRS or any other Governmental Body; and (iv) the IRS Form 1094-C filed with the IRS and a representative redacted sample of IRS Forms 1095-C provided to employees for the three (3) most recent tax years, with at least one sample form for each type of affordability safe harbor (if any) claimed by the Company. There has also been furnished to Buyer, with respect to each Company Benefit Program for which such report and description is required to be filed, the most recent report on Form 5500 with related disclosure schedules, audited financial statements and actuarial reports; and the current summary plan description and any corresponding summaries of material modifications. If a Company Benefit Program has not been reduced to writing, a written summary of all material terms of such plan has been provided to Buyer. Additionally, the most recent determination letter (or opinion letter, if applicable) from the IRS for each Company Benefit Program intended to be qualified under Section 401(a) of the Code has been furnished to Buyer.

(c)           Except as set forth on Section 3.17(c) of the Company Disclosure Schedule, each Company Benefit Program has been established and currently is administered in compliance in all material respects with its terms, the applicable provisions of ERISA, any collectively bargaining agreement, the Code and all other applicable Laws.

(d)           There are no Proceedings pending (other than routine claims for benefits in the ordinary course of business) or, to the Knowledge of the Company, threatened against, or with respect to, any Company Benefit Program or its assets, and, to the Knowledge of the Company, no set of circumstances exists which may reasonably be expected to give rise to a Proceeding (other than routine claims for benefits in the ordinary course of business), against any Company Benefit Program, any fiduciaries thereof with respect to their duties to the Company Benefit Program or the assets of any of the trusts under any Company Benefit Program.

(e)           Neither the Company nor any of its ERISA Affiliates sponsors, contributes to or is required to contribute to or has sponsored, maintained or contributed to, or has been required to contribute to, or has any liability or obligation (whether on an actual or contingent basis) with respect to, any of the following: (A) any plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412, 430 or 4971 of the Code; (B) any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA; (C) any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA; (D) any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code; or (E) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f)            There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be, or could reasonably be expected to become, a liability of Buyer or any of its Affiliates upon or following the Closing.

(g)           The Company has no post-termination or post-retirement liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA (or similar state Law). Except as set forth on Section 3.17(g) of the Company Disclosure Schedule, to the Knowledge of the Company, there have been no statements or communications made or materials provided to any current or former employee of the Company that provide for or could be construed as a Contract or promise by the Company, Buyer or their respective Affiliates to provide for any pension, welfare, or other compensation or benefit to any such employee or former employee, whether before or after retirement.

(h)           Except as set forth on Section 3.17(h) of the Company’s Disclosure Schedule, the Company has made all payments and contributions to each Company Benefit Program on a timely basis as required by the terms of each such Company Benefit Program (and any insurance contract funding such plan) and all applicable Laws and, to the extent any payment or contribution is not required to be made or paid on or before the date hereof, it has been fully reflected on the Company Financial Statements.

(i)            Neither the Company nor any of its ERISA Affiliates or any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Programs or their related trusts, the Company, or any person that the Company has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j)            Each Company Benefit Program that is intended to be qualified under Section 401(a) of the Code (“Qualified Plan”) has received a favorable determination letter (or may rely upon a favorable opinion letter, if applicable) that has not been revoked, and there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or its related trust.

(k)           Except as provided in Section 3.17(k)(i) of the Company Disclosure Schedule, neither the execution of this Agreement, equityholder approval of this Agreement, nor the consummation of the Transactions (whether alone or in connection with any subsequent event(s)), will result in, or cause, (i) any increase in the amount or value of, any payment or benefit to any Employee or former employee, officer or director of the Company, including any severance, retention or change of control bonus or similar payments; (ii) any limitation on the right of the Company to amend, merge, or terminate any Company Benefit Program; (iii) accelerated vesting, funding (through a grantor trust or otherwise), delivery or time of payment to any current or former employee, officer or director of the Company of any payment or benefit; or (iv) any increase in the amount payable or result in any other obligation pursuant to any Company Benefit Programs. Except as provided in Section 3.17(k)(ii) of the Company Disclosure Schedule, no amount or benefit paid or payable by the Company or that could otherwise be received on account of the Closing (whether in cash, in property, in the form of benefits or vesting in cash or property) in connection with the consummation of the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event), or any portion thereof, will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(l)            Each Company Benefit Program that is a nonqualified deferred compensation plans subject to Code Section 409A has been operated in compliance with Code Section 409A and the regulations and other authoritative guidance issued thereunder, and the Company has no obligation to “gross-up” or otherwise indemnify any individual for the imposition of the excise taxes under Code Section 409A or Section 4999.

3.18         Labor Matters.

(a)           Section 3.18(a) of the Company Disclosure Schedule sets forth a true and correct schedule, as of such date, setting forth the name of each employee of the Company and, with respect to each such employee, his or her: (i) job title, location of employment and full-time or part-time status; (ii) base annual salary (if paid by salary) or hourly rate of pay (if paid by an hourly rate); (iii) status as exempt or non-exempt under the FLSA and any other applicable, similar Laws; (iv) bonus compensation and other incentive compensation paid in 2023 and 2024; (v) hire date and service date (if different); (vi) accrued, unused paid time off balance; (vii) active or inactive status and, if inactive, expected return to work date, if known; and (x) identification of whether such employee has a visa that is currently sponsored by the Company. Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, all employees are employed with the Company on an at-will basis.

(b)           Except as set forth in Section 3.18(b) of the Company Disclosure Schedule, (i) the Company has not, nor has been during the past four (4) years, a party to or bound by any collective bargaining agreement or any other Contract with any labor union, trade union, works council, or other representative of employees and no such agreements are being negotiated; (ii) no labor organization or group of employees of the Company has provided notice to the Company of a pending demand for recognition or certification; (iii) to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation or certification proceeding presently pending, or filed, with the National Labor Relations Board or any other labor relations tribunal or authority; (iv) to the Knowledge of the Company, there are no pending or, threatened union organizing activities with respect to the Company and the Company represents that no such activities have occurred within the past four (4) years; and (v) there is no labor strike, work stoppage, slowdown, lockout, arbitration, or unfair labor practice charge or grievance, or other material labor dispute pending or, threatened against or involving the Company, and the Company represents that no such dispute has occurred within the past four (4) years.

(c)            The Company is, and for at least the past three (3) years has been, in compliance in all material respects with all Laws with respect to the employment or engagement of employees (including the FLSA and all such Laws regarding wages and/or hours, classification of employees and independent contractors, collective bargaining, labor relations, anti-discrimination, anti-retaliation, accommodation, recordkeeping, employee leave, sick leave, vacation or paid time off, Tax withholding and reporting, eligibility to be legally employed, meal and rest breaks or periods, reinstatement from leave, harassment or other training, use of consumer reports, WARN, pay equity, workers’ compensation, immigration, safety). To the Knowledge of the Company, the Company is in material compliance with respect to the payment of any wages, bonuses, compensation or other sums owed or due to any present or former employee or independent contractor of the Company who has provided services with respect to the Company as of such date. To the Knowledge of the Company, all employees of the Company are authorized to work under the Laws applicable to each employee’s assigned work location, including under all applicable immigration Laws. Except as set forth in Section 3.18(c) of the Company Disclosure Schedule, there has been no liability under WARN or any other similar applicable Law with respect to the Company within the last four (4) years.

(d)           Section 3.18(d) of the Company Disclosure Schedule sets forth a true and correct schedule, as of such date, setting forth the name of each current individual independent contractor of the Company for the past three (3) years, the total amount paid to each such independent contractor during this time period by year, and all agreements with any such independent contractor. The Company is and for at least the past three (3) years has properly classified all independent contractors in compliance with all applicable Laws.

(e)           Except as set forth in Section 3.18(e) of the Company Disclosure Schedule, there are no, and in the past four (4) years there have been no, actions, claims, or Proceedings pending or, to the Knowledge of the Company, threatened by or before any Governmental Body brought by any current or former employee or independent contractor, relating to labor or employment practices, or any alleged non-compliance with any Laws relating to labor or employment that had or could reasonably be expected to result in liability to the Company, the effects of which are not more than de minimis to the Company. To the Knowledge of the Company, in the past three (3) years no current or former employee has made any material sexual harassment claim against any senior management employee or senior supervisory employee of the Company concerning or relating to the Person’s employment with the Company. The Company is not engaged in any material dispute or controversy with any independent contractor.

(f)            To the Knowledge of the Company, except as set forth in Section 3.18(f) of the Company Disclosure Schedule, no officer, executive or key employee of the Company: (i) has any present intention to terminate his or her employment with the Company within the first twelve (12) months immediately following the Closing Date; or (ii) is party to or bound by any non-competition, non-solicitation, confidentiality, non-disclosure, no-hire, or similar agreement that could restrict such person in the performance of his or her duties for the Company or the ability of the Company to conduct its business.

3.19         Affiliated Transactions. Except (a) as set forth Section 3.19 of the Company Disclosure Schedule and (b) for transactions for compensation (whether salary, bonus, incentive awards, severance or otherwise) paid or payable by the Company to employees of the Company, no officer, director, Affiliate of the Company, Key Employee, or, to the Knowledge of the Company, any member of such Person’s immediate family (or any legal entity in which such person has the power to direct or control the actions of such legal entity) (collectively, the “Affiliate Persons”): (i) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of any Affiliate Person, (ii) is involved in any transaction, business arrangement or other relationship with the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company, (iv) has any claim or cause of action against the Company, or (v) owns any direct or indirect interest of any kind in, or controls or is a manager, director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, service provider, customer, client, landlord, tenant, creditor or debtor of the Company (each, a “Affiliate Transaction”). Each Affiliate Transaction has been conducted at arms’-length and in compliance with all applicable Laws. All accounts payable and accounts receivable existing between Sellers and their Affiliates (other than the Company), on the one hand, and the Company, on the other hand, have been settled and no amounts or obligations remain due or in effect thereunder.

3.20         Insurance Coverage. The Company has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which the Company is a party or by which it is bound, and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the business, assets and properties of the Company. Except as set forth in Section 3.20 of the Company Disclosure Schedule, no event relating to the Company has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the ordinary course of business consistent with past practices, no insurance policy has been cancelled within the last three (3) years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of the Company during such period. No event has occurred, including the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies.

3.21         Intellectual Property and Data Privacy.

(a)           Section 3.21(a) of the Company Disclosure Schedule contains a complete and accurate list of (i) all registered Owned Intellectual Property; (ii) all pending patent applications or applications for registration of Owned Intellectual Property; and (iii) all Software owned or purported to be owned by the Company.

(b)           (i) All Owned Intellectual Property currently used in the Business is valid, subsisting, and enforceable and (ii) no Owned Intellectual Property that is material to the Business has been abandoned, canceled or adjudicated invalid (excepting any expirations in the ordinary course of business consistent with past practice), or is subject to any outstanding order, judgment or decree restricting the use.

(c)           The Company owns all right, title and interest in and to, or otherwise possess valid licenses or other rights to use, all Intellectual Property Rights used in operation of the Business as presently conducted, free and clear of all Liens (other than Permitted Liens). The consummation of the Transactions will not alter or impair the ownership or right of the Company to use any such Intellectual Property Rights or any component thereof, except in a manner that would not be, and would not reasonably be expected to be, material to the Company.

(d)           The operation of the Business of does not infringe upon, misappropriate, dilute, or otherwise violate any Intellectual Property Rights of any third party. There are no unresolved pending or, to the Knowledge of the Company, threatened actions or claims that allege that the Company has infringed, misappropriated, diluted or otherwise violated the Intellectual Property Rights of any third party, or that any of the Owned Intellectual Property is invalid, unenforceable, not owned or not owned exclusively by the Company, and the Company has not received any written notice alleging that it has violated any third party Intellectual Property Rights. Except as set forth on Section 3.21(d) of the Company Disclosure Schedule, to the Knowledge of the Company, no third party is infringing, misappropriating or otherwise diluting or violating rights in any Owned Intellectual Property.

(e)           The Company has maintained commercially reasonable practices to protect the confidentiality of the material trade secrets of the Company and has required all employees and other Persons with access to the Company’s trade secrets to execute contracts requiring them to maintain the confidentiality of such information, except as would not reasonably be expected to be material to the Company.

(f)            All current and former employees of the Company who contributed to the development of any Owned Intellectual Property have executed contracts that presently assign to the Company all of such Person’s respective Intellectual Property Rights, or a similar assignment of rights has occurred by operation of law, except where the effects to the Company are not greater than de minimis to Buyer and the Company, taken as a whole.

(g)           The IT Systems of the Company are adequate in all material respects for the current requirements of and use in the Business. Except as set forth on Section 3.21(g) of the Company Disclosure Schedule, the Company has not in the past three (3) years experienced a failure, virus, bug, breakdown of, material substandard performance or breach of any part of the IT Systems of the Company which has caused material disruption or interruption to its use by the Company or the Company’s customers. The Company has taken commercially reasonable steps to provide for the backup and recovery of data and information, has commercially reasonable disaster recovery plans, procedures and facilities, and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. The IT Systems of the Company do not contain any Malicious Code designed to permit (i) unauthorized access to a computer or network of the Company, or (ii) unauthorized disablement or erasure of software, hardware or data of the Company. The Company has implemented commercially reasonable technical, administrative, and physical measures designed to protect the integrity and security of the computer systems of the Company and the data stored thereon from unauthorized use, access, or modification by unauthorized third parties.

(h)           To the Knowledge of the Company, the Software owned by the Company is not distributed with any software that is licensed pursuant to an “open source” or other third party license agreement that, as such Software is used by the Company, requires the disclosure or licensing of any source code owned by the Company.

(i)            All IT Systems owned or controlled by the Company for the benefit of its customers (collectively, the “Hosting Computer Systems”) are in good working order and condition in all material respects. The Company lawfully owns, leases or licenses all Hosting Computer Systems that are used in the operations of the Business as of the date of this Agreement. The Company maintains commercially reasonable administrative, physical and technical security controls for the Hosting Computer Systems that are designed to safeguard the Hosting Computer Systems against the risk of business disruption arising from attacks (including virus, exploit and denial-of-service attacks), unauthorized activities of any employee or contractor of the Company, hackers or any other Person. To the Knowledge of the Company, the Company is in breach of any of its contracts or licenses relating to Hosting Computer Systems. The Company is not subject to an audit of any kind in connection with any license or other contracts pursuant to which the Company holds rights to any third party Software, nor has received any notice of intent to conduct any such audit. The Company implements commercially reasonable measures designed to prevent the introduction of Malicious Code into the Hosting Computer Systems.

(j)            The use of the Personal Information by the Company in connection with the Business does not infringe or violate the rights of any person or otherwise violate any applicable Law in any material respect. The Company has collected, stored and processed Personal Information from distributors, resellers, partners or customers in accordance with applicable Privacy and Security Laws and such Personal Information can be used by Buyer after the Closing in the manner presently used by, and in a manner consistent with the past practices of, the Company.

(k)            The Company complies, and has in the past three (3) years complied with in all material respects, (i) all applicable Privacy and Security Laws, (ii) all applicable Privacy Policies, and (iii) its contractual obligations, in each case, with respect to the Processing of Personal Information (collectively, “Privacy Commitments”). Personal Information is Processed by the Company in material compliance with applicable Privacy Commitments. Where required by applicable Privacy and Security Law, the Company has presented or otherwise made available a Privacy Policy to individuals prior to the collection of any Personal Information, and all such applicable Privacy Policies are and have been accurate and not misleading or deceptive (including by omission). With respect to Personal Information collected by or on behalf of the Company, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any Privacy Commitments or require the consent of any person concerning such person’s Personal Information. Where required by applicable Privacy and Security Laws, the Company has entered into contracts with all Data Partners which materially comply with applicable Privacy and Security Laws.

(l)            (i) The Company has implemented and maintained commercially reasonable security measures, including a written and comprehensive information security program, designed to: (A) protect and maintain the security of any Personal Information in their possession or control and to protect such Personal Information against any Security Breach; and (B) identify and address risks relating to Personal Information in their possession or control. (ii) Except as set forth on Section 3.21(l) of the Company Disclosure Schedule, the Company has not (A) experienced any material Security Breach, (B) been required pursuant to any applicable Privacy and Security Law to notify any customer, consumer, employee, Governmental Body, or other Person of any Security Breach, (C) to the Knowledge of the Company, been the subject of any inquiry, investigation or enforcement action of any Governmental Body with respect to compliance with any Privacy and Security Law, or (D) received any written notice, request, claim, complaint, correspondence or other written communication from any Governmental Body or other Person relating to any Security Breach or violation of any Privacy and Security Laws. Except as set forth on Section 3.21(l) of the Company Disclosure Schedule, to the Knowledge of the Company, no Data Partner of the Company has experienced any material Security Breach affecting Personal Information collected by or on behalf of the Company. Neither the Company nor any third party acting at the direction or authorization of the Company has paid any perpetrator of any actual or threatened Security Breach or cyberattack, including a ransomware attack or a denial-of-service attack.

3.22         Customers and Suppliers.

(a)            Set forth in Section 3.22(a) of the Company Disclosure Schedule, are the 20 largest customers of the Company (“Top Customers”), by dollar volume, during the periods beginning (i) January 1, 2022 and ending on December 31, 2022, (ii) January 1, 2023 and ending on December 31, 2023, (iii) January 1, 2024 and ending on December 31, 2024, and (iv) January 1, 2025 and ending on June 30, 2025, and set forth opposite the name of each such Top Customer is the dollar amount of revenue attributable to such Top Customer for such periods. The Company is not engaged in any material dispute with any Top Customer, and no Top Customer has notified in writing the Company that it intends to terminate, suspend or materially reduce its business relations with the Company.

(b)            Set forth in Section 3.22(b) of the Company Disclosure Schedule are the 10 largest suppliers and vendors of the Company (“Top Vendors”), by dollar volume, during the periods beginning (i) January 1, 2022 and ending on December 31, 2022, (ii) January 1, 2023 and ending on December 31, 2023, (iii) January 1, 2024 and ending on December 31, 2024, and (iv) January 1, 2025 and ending on June 30, 2025, and set forth opposite the name of each such Top Vendor is the dollar amount of costs attributable to such Top Vendor for such periods. The Company is not engaged in any material dispute with any Top Vendor, and no Top Vendor has notified in writing the Company that it intends to terminate, suspend or materially reduce its business relations with the Company.

3.23         Accounts and Notes Receivable and Payable. A complete and accurate list of the accounts receivable reflected on the Company Financial Statements and arising after December 31, 2024, showing the aging thereof, have been made available to Buyer. All accounts and notes receivable of the Company have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms. All accounts and notes receivable of the Company reflected on the Company Financial Statements are good and, to the Company’s Knowledge, collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns, discounts or doubtful accounts reflected thereon, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts and notes receivable of the Company arising after December 31, 2024, are good and, to the Knowledge of the Company, collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. None of the accounts or the notes receivable of the Company (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

3.24         Product and Service Liability and Warranty. During the five (5)-year period prior to the Closing Date, each service provided and each product sold, manufactured, designed, packaged, distributed or leased by the Company has been in material conformity and compliance with all applicable contractual commitments and all express and implied warranties. To the Knowledge of the Company, and subject to Section 3.24 of the Company Disclosure Schedule, the Company has no material liability, and, there is no basis for any present or future material Proceeding against the Company giving rise to any liability, arising out of product liability obligations or claims, or any injury to Person or property, in each case, as a result of a service provided by or any product sold, manufactured, designed, packaged, distributed or leased by the Company, other than for routine warranty claims in the ordinary course of business consistent with past practice that, in the aggregate, do not exceed the reserve therefor in the Carveout Financials. To the Knowledge of the Company, and subject to Section 3.24 of the Company Disclosure Schedule, no product sold, manufactured, designed, packaged, distributed or leased by the Company: (a) contains any design, manufacturing or other defect; or (b) is subject to any recall, guarantee, warranty, or indemnity beyond the applicable standard terms and conditions of sale, lease or service. Section 3.24 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material warranty claims made during the five (5)-year period prior to the Closing Date in excess of two hundred fifty thousand dollars ($250,000) with respect to any product or service sold, manufactured, designed, packaged, distributed, leased, provided or otherwise delivered by the Company.

3.25         Bonds. Section 3.25 of the Company Disclosure Schedule, sets forth a true, correct and complete list of all outstanding Bonds, including, with respect to each such Bond: (a) the amount outstanding; (b) the issuing Person; (c) the start date; (d) the completion date; (e) the Bond number; (f) the Bond type; (g) the name of the associated customer (obligee); (h) the associated job name, number and location (including whether prime or subcontract); (i) any associated collateral; (j) any related personal guarantee; (k) each associated Contract; and (l) any payments that have been made within the five (5)-year period prior to the Execution Date under such Bond on the Company’s behalf.

3.26         Bank Accounts. Section 3.26 of the Company Disclosure Schedule sets forth a true and complete list of the Company’s bank accounts, including lock-box accounts, and each safety deposit box (the “Company Bank Accounts”). Such list also specifies the type of account (e.g., checking account, payroll, etc.) and the names and identification of all persons authorized to draw on, or who otherwise have access to, such accounts or such safety deposit boxes. There are no Liens, other than Permitted Liens, on any of the Company Bank Accounts.

3.27         Brokers’ Fee. Except as set forth in Section 3.27 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

3.28         No Other Representations. Except for the representations and warranties contained in this Article III (including the related portions of the Company Disclosure Schedule), neither the Company or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company. Without limiting the foregoing, the Company makes no representation or warranty to Buyer with respect to any business or financial projection or forecast relating to the Company, whether or not included in the Data Room or any management presentation.

Article IV
REPRESENTATIONS AND WARRANTIES OF Sellers

Except as set forth on the Seller Disclosure Schedule, each Seller represents and warrants to Buyer, severally and jointly, as of the date hereof, as follows:

4.1           Organization. Each Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller Parent is a limited company duly organized, validly existing and in good standing under the Laws of Bermuda.

4.2           Authority; Enforceability; Title.

(a)            Each Seller and Seller Parent has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each Seller and of Seller Parent of the Transaction Documents to which such Seller or Seller Parent is a party, and the consummation by each Seller of the Transactions, has been duly and validly authorized by each Seller or Seller Parent, as applicable, and no corporate proceedings on the part of such Seller, Seller Parent or equityholder action is necessary to authorize the Transaction Documents to which it is a party or to consummate the Transactions contemplated by or perform the obligations under the Transaction Documents to which it is a party.

(b)           The Transaction Documents to which each Seller or Seller Parent is a party have been duly and validly executed and delivered by such Seller or Seller Parent, as applicable, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which each Seller or Seller Parent is a party constitutes the legal, valid and binding agreement of such Seller or Seller Parent, enforceable against each Seller or Seller Parent in accordance with its terms and conditions, except as limited by the Enforceability Exceptions.

(c)            Each Seller is the record and beneficial owner of the Interests and has good and valid title to the Interests free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws). Upon the consummation of the transactions contemplated by this Agreement and in accordance with the terms hereof, at the Closing, Buyer will acquire good and valid title to the Interests, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws), other than Liens created by Buyer.

4.3           Consents and Approvals. Other than the Filings (a) pursuant to the HSR Act and applicable Antitrust Laws in each case identified in Section 4.3 of the Seller Disclosure Schedule (provided, however, that, for purposes of this clause (a) of Section 4.3 of the Seller Disclosure Schedule, the determination of applicable Antitrust Law shall be solely based upon the current operations of the Company and shall not take into account any effect of Buyer’s operations on the applicability of any Antitrust Laws), the Exchange Act and the Securities Act, (b) required to be made with the NYSE, (c) pursuant to federal and state securities, takeover and “blue sky” Laws or (d) those Filings listed in Section 4.3 of the Seller Disclosure Schedule, the execution, delivery and performance of the Transaction Documents to which it is a party, and the consummation by each Seller and Seller Parent of the Transactions do not and will not, require any Consent, waiver, approval, Order, Permit, or authorization of, or declaration or filing with or notification to, any Person or Governmental Body, on the part of the Company, in each case, the absence of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect (provided, that clauses (b) and (f) of the definition of Material Adverse Effect shall be disregarded for purposes of this Section 4.3).

4.4           Brokers’ Fee. Except as set forth in Section 4.4 of the Seller Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Seller.

4.5           Foreign Person. Neither Seller is (a) disregarded as an entity separate from its owner for U.S. federal income Tax purposes or (b) a “foreign person” within the meaning of Section 1445 of the Code.

4.6           Section 338(h)(10) Election. To Seller’s Knowledge, neither Seller has (and no Affiliate of either Seller has) taken or agreed to take any action nor is there any fact or circumstance that could reasonably be expected to prevent, impair or impede the Section 338(h)(10) Election.

4.7           No Other Representations. Except for the representations and warranties contained in this Article IV (including the related portions of the Seller Disclosure Schedule), no Seller, Seller Parent or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any Seller or Seller Parent.

Article V
REPRESENTATIONS AND WARRANTIES OF Buyer

Except as set forth on the Buyer Disclosure Schedule, Buyer represents and warrants to Sellers and the Company, as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date, which shall be made only as of such date), as follows:

5.1           Organization; Qualification. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and assets, to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which its ownership of property or conduct of business requires it to qualify or be licensed, except where the failure to be so duly qualified, registered or licensed would not reasonably be expected to have material and adverse effect on Buyer’s ability to consummate the Transactions.

5.2           Authority; Enforceability.

(a)            Buyer has the requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Buyer of the Transaction Documents to which it is a party, and the consummation by Buyer of the Transactions, has been duly and validly authorized by Buyer, and no other limited liability company proceedings on the part of Buyer are necessary to authorize the Transaction Documents to which Buyer is a party or to consummate the Transactions contemplated by or perform the obligations under the Transaction Documents to which Buyer is a party.

(b)            The Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which Buyer is a party constitutes the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to Enforceability Exceptions.

5.3           Non-Contravention. The execution, delivery and performance of the Transaction Documents to which Buyer is a party, and the consummation by Buyer of the Transactions does not and will not: (a) conflict with or result in any breach of or violate (with or without the giving of notice, or the passage of time or both) any provision of the Organizational Documents of Buyer; (b) conflict with or result in any breach of or violate or constitute a default (or an event that with the giving of notice or the passage of time or both would give rise to a default) under, give rise to any right of termination, cancellation, modification, amendment, revocation, suspension or acceleration (with or without the giving of notice, or the passage of time or both) under, materially impair the rights of Buyer or any of the assets of Buyer under, or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under, any of the terms, conditions or provisions of any Contract to which Buyer is a party or by which any property or asset of Buyer is bound or affected; (c) assuming compliance with the matters referred to in Section 5.4, conflict with or violate any Law to which Buyer is subject or by which any of Buyer’s properties or assets is bound; (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of Buyer; or (e) assuming compliance with the matters referred to in Section 5.4, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by Buyer, or that otherwise relates to the business of, or any of the assets owned or used by, Buyer.

5.4           Consents and Approvals. Other than the Filings (a) the HSR Act, or (b) pursuant to federal and state securities, takeover and “blue sky” Laws, the execution, the execution, delivery and performance of the Transaction Documents to which Buyer is a party, and the consummation by Buyer of the Transactions does not and will not, require any Consent, waiver, approval, Order, Permit, or authorization of, or declaration or filing with or notification to, any Person or Governmental Body, on the part of Buyer, except for those Consents, Filings or notifications listed in Section 5.4 of Buyer Disclosure Schedule.

5.5            Proceedings. There are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries or to which Buyer or any of its Subsidiaries is otherwise a party relating to this Agreement or any other Transaction Document or the Transactions.

5.6           Securities Matters. Buyer is acquiring the Interests for its own account with the present intention of holding the securities of the Company for investment only and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investments pursuant hereto, and Buyer is capable of bearing the economic risk of such investments, including a complete loss thereof. Buyer understands and agrees that it may not sell or dispose of any of the Interests other than pursuant to a registered offering or in a transaction exempt from the registration requirements of the Securities Act and applicable state securities Laws. Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

5.7           Brokers’ Fee. Except as set forth in Section 5.7 of the Buyer Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

5.8           [Reserved].

5.9           Solvency. Immediately after giving effect to the consummation of the transactions contemplated hereby and any related transaction, Buyer: (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital with which to engage in its business, and (c) will not have incurred and will not plan to incur debts beyond its ability to pay as they become absolute and matured. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer.

5.10         No Other Representations. Except for the representations and warranties contained in this Article V and in the Transaction Documents, neither Buyer nor any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer or any of its Affiliates, including any representation or warranty of Buyer or any of its Affiliates, relating to the transactions contemplated by this Agreement or any Transaction Document or the subject matter hereof or thereof, or any representation or warranty arising from statute or otherwise in law.

Article VI
COVENANTS OF THE PARTIES

6.1           R&W Insurance Policy. Buyer has procured the R&W Insurance Policy and has received confirmation from the R&W Insurance Provider that the R&W Insurance Policy is fully bound. Sellers shall deliver to Buyer and Buyer’s designees (including the R&W Insurance Provider and the broker under the R&W Insurance Policy), on one or more USB or other electronic storage device, with complete (as of the date of delivery) and accurate electronic copies of the full Data Room within fifteen Business Days of the Closing Date. Within thirty (30) days of the Closing Date, Buyer shall deliver to Sellers, evidence reasonably satisfactory to Sellers that Buyer has paid to R&W Insurance Provider or the broker under the R&W Insurance Policy, in accordance with the terms of the R&W Insurance Policy and corresponding binder, the full amount required to bind the R&W Insurance Policy, along with any other costs, fees, and expenses associated with obtaining the R&W Insurance Policy. Buyer acknowledges and agrees that any R&W Insurance Policy shall at all times provide that the insurer shall not have, and shall waive and not pursue, any and all subrogation rights against Sellers (except in the case of Fraud) and Sellers shall each be a third-party beneficiary of such provision. Notwithstanding anything herein to the contrary, (a) in the event Buyer makes a claim under the R&W Insurance Policy, (i) such claim has been accepted by the R&W Insurance Provider and would have been covered by the R&W Insurance Policy if the retention amount set forth in the R&W Insurance Policy (the “Retention Amount”) had been satisfied, (ii) Buyer has provided Sellers copies of the documentation relating to the claim that Buyer provided to the R&W Insurance Provider, and (iii) the amount of losses incurred by Buyer relating to such claim have exceeded 50% of the Retention Amount, then (b) Sellers shall be responsible for and shall promptly as reasonably practicable (and, in any event, within ten Business Days) reimburse Buyer for an amount equal to the amount of the losses Buyer has incurred in connection with such claim that exceeds 50% of the Retention Amount following Buyer’s delivery of a written request to Sellers for such amount; provided, however, that, with respect to any claim made by Buyer under the R&W Insurance Policy, (1) in no event shall Sellers be obligated to reimburse Buyer for any amounts until Buyer has incurred losses in excess of 50% of the Retention Amount, (2) Sellers shall only reimburse Buyer for losses incurred by Buyer in excess of 50% of the Retention Amount, and (3) Sellers shall have no further obligation to reimburse Buyer for any portion of any losses once the aggregate amount of all reimbursements provided by Sellers to Buyer equals 50% of the Retention Amount.

6.2           Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions. Each Party shall, at its own cost and expense, at any time and from time to time following the Closing, upon reasonable request of the other Party, use commercially reasonable efforts to (a) do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, transfers or assignments as may be reasonably required to consummate the transactions in accordance with the terms hereof, and (b) take such other actions as may be reasonably required in order to carry out the intent of this Agreement.

6.3           Public Statements. The Parties shall consult with each other prior to issuing any press release, public announcement or other public disclosure with respect to the Transaction Documents or the Transactions and none of the Company, Sellers or any of their respective Affiliates, on the one hand, nor Buyer or any of its Affiliates, on the other hand, shall issue any press release or make any public announcement or disclosure regarding the Transaction Documents or the Transactions without the prior approval of the other Party which approval shall not be unreasonably conditioned, withheld, delayed or denied; provided, that for the avoidance of doubt, such other Party from whom such approval must be obtained for purposes of this Section 6.3 is (a) Buyer, in the case of any press release, public announcement or other public disclosure by the Company, Sellers or any of their respective Affiliates, and (b) Sellers, in the case of Buyer or any of its Affiliates, except as may be required to comply with any applicable Law (including, for the avoidance of doubt, any applicable securities Laws or SEC rules or requirements) or the rules of any securities exchange on which shares of capital stock of Buyer, the Company, Sellers or Seller Parent may be listed, in which case the Party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts, consistent with such applicable Law or securities exchange rule, to consult with the other Party with respect to the text thereof prior to making such press release, public announcement, or disclosure.

6.4           Preservation of Records. Subject to any retention requirements relating to the preservation of Tax records, Sellers and Buyer agree that each of them shall preserve, or cause to be preserved, and keep the records held by them or their Affiliates relating to the business of the Company for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably requested by such Party in connection with, among other things, any insurance claims by, Proceedings against or governmental investigations of Sellers, Buyer or any of their Affiliates or in order to enable Sellers or Buyer to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby; provided, however, that Sellers and Buyer may destroy (or permit to be destroyed) any such records after such time period or at any time if done so in accordance with their respective existing data retention/destruction policies.

6.5           Nondisclosure Agreement On the date hereof, each Party agrees on behalf of itself and each of its Affiliates, that the Nondisclosure Agreement shall no longer be of any force or effect as of the Closing; provided, that for a period of two years from and after the Closing, each Seller shall and shall cause its Affiliates and Representatives to, (i) hold in confidence all “Confidential Information” (as defined in the Nondisclosure Agreement) relating to the Company in accordance with the terms of the Nondisclosure Agreement as if such Confidential Information is Confidential Information of Buyer that was disclosed to Nabors (as defined in the Nondisclosure Agreement) pursuant to the Nondisclosure Agreement, and (ii) not use or permit to be used any such Confidential Information in a manner that would reasonably be excepted to be adverse to Buyer’s (or its Affiliates’) interests; provided, however, that, in the case of this sub-clause (ii), no action or inaction taken or omitted to be taken by Sellers, Seller Parent, or any of their respective Affiliates which does not violate Section 6.9 shall be a violation of this Section 6.5.

6.6           Indemnification Provisions.

(a)            From and after the Closing, all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each person who is now, or has been at any time prior to the Closing Date, a director, manager, officer, employee, agent, or fiduciary of the Company (collectively, the “Company Indemnitees”), as provided in the Organizational Documents of the Company, in each case as in effect on the date hereof, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.6(a) of the Company Disclosure Schedule or made available to Buyer, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms or any other provision hereof.

(b)            In the event, following the Closing, Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, provision shall be made so that the successors and assigns of Buyer, the Company or such continuing or surviving corporation or entity or such transferee, as the case may be, shall assume all of the obligations set forth in this Section 6.6.

(c)            The obligations of Buyer under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 6.6 applies without the consent of such Company Indemnitee so adversely affected.

6.7           Tax Matters.

(a)            Sellers shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Combined Returns that are required to be filed and shall pay or cause to be paid to the applicable Governmental Body all Taxes required to be paid with respect to such Combined Returns and, for the avoidance of doubt, neither Buyer nor any of its Affiliates (including, after the Closing, the Company) shall have any liability, obligation or responsibility with respect to any Combined Return or any Taxes imposed with respect to or that are attributable to any Combined Return.

(b)            For any U.S. federal, state or local or foreign Tax purposes, Taxes that are payable with respect to any Straddle Period shall be allocated between the portion of such Straddle Period ending at the Effective Time and the portion of such Straddle Period beginning after the Effective Time in the following manner. For allocations of income or deductions required to determine any income Taxes, sales and use Taxes, payroll Taxes or other transactional Taxes for a Straddle Period, such allocation shall be made by means of a closing of the books of the Company as of the close of business as of the Effective Time. The amount of all Taxes other than income Taxes, sales and use Taxes, payroll Taxes or other transactional Taxes in respect of the Straddle Period shall be allocated between the period ending at the Effective Time and the period beginning immediately after the Effective Time based on the number of days for the portion of the Straddle Period ending on and including the date that includes the Effective Time, on the one hand, and the number of days for the portion of the Straddle Period beginning on the day immediately following the date that includes the Effective Time, on the other hand. For purposes of this paragraph, exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis. Any franchise Tax or other Tax providing the right to do business for a specified period shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such Tax. The Parties agree not to (and to cause their respective Affiliates not to) make or cause to be made any election (including an election to ratably allocate items under Treasury Regulations Section 1.1502-76(b)(2)(ii)) to allocate Tax items in a manner inconsistent with the foregoing provisions of this Section 6.7(b).

(c)            Buyer and Sellers shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by the other Party or Parties, in connection with the preparation and filing of any Tax Returns and any audit, assessment or other Proceeding with respect to any Taxes with respect to the Company or its operations. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or audit, assessment or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers shall, and shall cause their respective Affiliates to, (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations, (ii) give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, allow Buyer to take possession of such books and records and (iii) abide by all record retention agreements entered into with any Governmental Body. Notwithstanding anything to the contrary in this Section 6.7(c), neither Sellers nor any of their Affiliates shall have any obligation to provide any Combined Return, or any information relating to a Combined Return (except to the extent such information relates exclusively to the Company), to Buyer or any Affiliates of Buyer.

(d)            All Transfer Taxes incurred in connection with the sale of the Interests to Buyer under this Agreement, shall be borne and paid by Buyer. Buyer shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and fees. Buyer shall promptly pay when due all such required amounts to the appropriate Governmental Body.

(e)            Notwithstanding anything to the contrary contained herein, Sellers and Seller Parent shall pay, shall be liable for, and shall indemnify, defend and hold Buyer and its Affiliates (including the Company) harmless from and against (i) any Taxes or other Losses of Sellers or their Affiliates for which the Company is liable arising as a result of the Section 338(h)(10) Election, (ii) any loss of any Tax benefit suffered by, or any Taxes or Losses imposed on or incurred by, Buyer or its Affiliates (including the Company) resulting from a breach by Sellers of the covenants in the first two sentences of Section 2.6 related to the Section 338(h)(10) Election, (iii) a breach of any representation of the Company in Section 3.16(w) or any representation of a Seller in Section 4.6, and (iv) any Taxes or Losses of Sellers or their Affiliates (including, for the avoidance of doubt, any predecessor of any of the foregoing) for which the Company is liable under Treasury Regulations Section 1.1502-6(a) (or any analogous provision of state, local or foreign Law) or as a transferee or successor or that are imposed with respect to or that are attributable to any Combined Return. The special indemnity under this Section 6.7(e) shall survive until sixty (60) days after the expiration of the applicable statute of limitations.

6.8           Employee Matters.

(a)            In the event that any Employee is terminated without cause after the Closing and on or prior to March 12, 2026, Buyer agrees that it shall cause the Company or one of its Affiliates to provide severance payments and benefits to such Employee upon a termination without cause under the severance policy or arrangement in effect and applicable to such Employee as of immediately prior to the Effective Time. Notwithstanding the foregoing, neither Buyer nor any of its Affiliates shall be obligated to continue to employ any Employee for any specific period of time following the Effective Time.

(b)            For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Buyer or any Affiliate (including, following the Closing, the Company), as applicable, providing benefits to any Employee after the Effective Time (the “New Plans”), each Employee shall be credited with his or her years of service with the Company, as applicable, and their respective predecessors before the Effective Time, to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Program in which such Employee participated or was eligible to participate immediately prior to the Effective Time; provided, that the foregoing shall not apply with respect to retiree medical plans, benefit accruals under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) Buyer shall use commercially reasonable efforts to cause each Employee and his or her eligible dependents to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Program in which such Employee participated immediately before the Effective Time (such plans collectively, as applicable, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, Buyer shall use commercially reasonable efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the applicable Old Plan in which such employee participated immediately prior to the Effective Time, and (B) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year in which the Effective Time occurs as if such amounts had been paid in accordance with such New Plan. Buyer shall also use commercially reasonable efforts to cause its 401(k) plan administrator to allow Employees to roll over any of their vested amounts, including any participant loans, in 401(k) plans sponsored by Company’s Affiliates to Buyer’s 401(k) plan.

(c)            Notwithstanding anything herein to the contrary, and for the avoidance of doubt, Buyer shall assume the obligations under any retention plans or similar agreements or arrangements set forth on Section 6.8(c) of the Company Disclosure Schedule for the term of any such retention plans, agreements or arrangements and shall not terminate or otherwise amend or modify any such retention plans, agreements or arrangements in a manner which would have an adverse impact on the Employees subject thereto.

(d)            Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.8 shall create any third party rights in any Person, including any current or former director, officer, employee or other service provider of the Company or any participant in any Company Benefit Program or other employee benefit plan, agreement or other arrangement (or any beneficiaries or dependents thereof). Nothing in this Section 6.8 shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement or limit the ability of Buyer, the Company, or any of their respective Affiliates to amend, modify or terminate in accordance with its terms any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time adopted, assumed, established, sponsored or maintained by any of them.

6.9           Non-Solicitation; Non-Competition.

(a)            During the period from the Closing Date until the third (3rd) anniversary of the Closing Date (the “Restricted Period”), no Party shall, and no Party shall permit its Affiliates to, solicit or induce any executive officer or senior level manager of another Party who was employed by such other Party as of the Closing Date to leave such employment. Notwithstanding the foregoing, nothing in this Section 6.9(a) shall (i) preclude a Party from (A) soliciting or hiring any employee of another Party or such Party’s Affiliates (1) who initiates employment discussions with the hiring or soliciting Party or (2) whose employment by non-hiring or soliciting Party has been terminated for any reason or (B) engaging in or conducting general solicitations (so long as such solicitations are not specifically directed at employees of another Party) through advertisements or search firms and hiring any employees of another Party through such solicitations, or (ii) place any restrictions on Persons other than the Parties or their Affiliates; provided, that no Party or its Affiliates directed or actively assisted such Persons in soliciting or inducing an employee of another Party to leave the employment of such other Party. For purposes of this Section 6.9(a), the defined term “Party” when referencing Sellers shall include Seller Parent.

(b)            During the Restricted Period, Sellers and Seller Parent shall not, and shall not permit their respective Affiliates to, without the prior written consent of Buyer, directly or indirectly engage in the Restricted Business anywhere in the Restricted Area; provided, that the restrictions contained in this Section 6.9(b) shall not in any manner restrict or be otherwise deemed to limit (A) the acquisition by Sellers or their respective Affiliates, directly, or indirectly, of less than five percent (5%) of the outstanding capital stock of any publicly traded company engaged in the Restricted Business, (B) Sellers, Seller Parent or their respective Affiliates from owning, controlling or performing management, executive or supervisory functions for any business in the Restricted Area acquired after the Closing Date that derives less than 15% of its sales revenue from the Restricted Business, (C) Sellers, Seller Parent or their respective Affiliates from supplying or renting drill pipe or other equipment for its or their owned or managed drilling rigs, including purchasing goods or services from any business engaged in the Restricted Business for such owned or managed drilling rigs, subject to the terms and conditions of the Supplier Agreement, or (D) Sellers’, Seller Parent’s or their respective Affiliates’ surface and tubular business on non-owned and non-managed rigs in Canada at its historical size and scope (based on the operations of Parker Drilling Company, a Delaware corporation, or any of its direct or indirect Subsidiaries for the two (2) years prior to the Closing Date).

6.10         [Reserved].

6.11         Release.

(a)            Effective as of the Closing Date, except in the case of Fraud by Sellers or their Affiliates, Buyer, on behalf of itself and the Company (collectively, the “Buyer Releasing Parties”), hereby irrevocably, unconditionally, knowingly and voluntarily releases and forever discharges Sellers and their Affiliates and each of their respective current and former officers, directors, partners, managers, members, successors and assigns (collectively, the “Seller Released Parties”) of and from any and all Proceedings, dues, accounts, Contracts (whether express or implied) and claims and demands whatsoever whether in law or in equity which any of the Buyer Releasing Parties has, might have or might assert now or in the future, against each of the Seller Released Parties related to the Business, now or in the future, in each case in respect of any cause, matter or thing relating to any of the Seller Released Parties occurring or arising on or prior to the Closing (“Buyer Released Claims”); provided, however, that nothing herein shall constitute a release of any rights or obligations to the extent arising under the terms and conditions of this Agreement, the other Transaction Documents or the Supplier Agreement. The Buyer Releasing Parties shall refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding, of any kind against a Seller Released Party based upon any Buyer Released Claim. The foregoing release extends to any and all Buyer Released Claims of any nature whatsoever, whether known, unknown or capable or incapable of being known as of the Closing or thereafter, and includes any and all claims, actions, demands, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, expenses, executions, affirmative defenses, demands and other obligations or liabilities whatsoever, in law or equity. The Buyer Releasing Parties (in their respective capacities as such) hereby expressly waive any and all rights with respect to the foregoing releases which they may have under any other provision of state or federal law providing the same or similar effect.

(b)            Effective as of the Closing Date, except in the case of Fraud by Buyer or its Affiliates, each Seller on behalf of itself and each of its Affiliates (collectively, the “Seller Releasing Parties”), hereby irrevocably, unconditionally, knowingly and voluntarily releases and forever discharges Buyer, the Company, and their Affiliates and each of their respective current and former officers, directors, partners, managers, members, successors and assigns (collectively, the “Buyer Released Parties”) of and from any and all Proceedings, dues, accounts, Contracts (whether express or implied) and claims and demands whatsoever whether in law or in equity which any of the Seller Releasing Parties has, might have or might assert now or in the future, against each of the Buyer Released Parties related to the Business, now or in the future, in each case in respect of any cause, matter or thing relating to any of the Buyer Released Parties occurring or arising on or prior to the Closing (“Seller Released Claims”); provided, however, that nothing herein shall constitute a release of any rights or obligations to the extent arising under the terms and conditions of (i) this Agreement, (ii) the other Transaction Documents, (iii) the Supplier Agreement, (iv) any right to indemnification or exculpation of any Seller from liability for acts or omissions, now existing in favor of such Person, as provided in the Organizational Documents of the Company or (v) any claims by employees or other service providers of the Company against the Company for accrued but unpaid wages, salary, bonuses, accrued vacation, commission, overtime or similar compensation benefits and unreimbursed expenses for their employment or engagement in the ordinary course of business. Sellers and their Affiliates shall refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding, of any kind against a Buyer Released Party based upon any Seller Released Claim. The foregoing release extends to any and all Seller Released Claims of any nature whatsoever, whether known, unknown or capable or incapable of being known as of the Closing or thereafter, and includes any and all claims, actions, demands, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, expenses, executions, affirmative defenses, demands and other obligations or liabilities whatsoever, in law or equity. The Seller Releasing Parties (in their respective capacities as such) hereby expressly waive any and all rights with respect to the foregoing releases which they may have under any other provision of state or federal law providing the same or similar effect.

6.12         Barrow Shaver Receivable. From and after the Closing Date, Buyer and the Company shall use commercially reasonable efforts to collect any and all amounts outstanding and owed to the Company with respect to the Barrow Shaver Receivable. Buyer and the Company shall provide written notice to Sellers within five (5) Business Days of the collection of any amounts owed with respect to the Barrow Shaver Receivable (the “Collected BSR Amount”).  Within ten (10) Business Days after providing such notice to Sellers, Buyer and the Company shall remit, by wire transfer of immediately available funds, any Collected BSR Amount to the account or accounts designated in writing by Sellers. If, on the one (1) year anniversary of the Closing Date, any amounts remain outstanding with respect to the Barrow Shaver Receivable, Buyer, the Company and Sellers shall enter into an assignment and assumption agreement, assigning all rights with respect to the Barrow Shaver Receivable to the Sellers. Thereafter, Sellers shall have full power and authority to collect on the Barrow Shaver Receivable, including through the use of a third party collection agency.

6.13         Quail Marks. Promptly after the Closing Date, but no later than 90 days thereafter, Sellers shall, and shall cause their respective Affiliates to, cease the use of any name or mark that incorporates “Quail” (the “Company Mark”), including by filing amended articles of incorporation (or equivalent organization documents) with the appropriate Governmental Body changing any corporate name, “doing business as” name, trade name or any other similar corporate identifier, in each case, to not contain the Company Mark; provided, however, that, to the extent the Company Mark is used in any Contract, notice by Sellers or their respective Affiliates in writing (email being sufficient), within the 90-day period set forth in this Section 6.13, to the counterparties thereof that the Company Mark has been changed and is no longer being used shall be sufficient for compliance with their obligations pursuant to this Section 6.13 related to such Contract.

6.14         Historical Liabilities. Notwithstanding anything to the contrary contained herein, Sellers and Seller Parent shall pay, shall be liable for, and shall indemnify, defend and hold Buyer and its Affiliates (including the Company) harmless from and against any Historical Liabilities to the extent such Historical Liabilities are not otherwise covered by the R&W Insurance Policy and not subject to the Retention Amount reimbursement provisions of Section 6.1. The special indemnity under this Section 6.14 shall survive until the last day of the applicable statute of limitations.

6.15         Insurance. Buyer acknowledges and agrees that, as of the Closing Date, neither Buyer nor the Company, any property owned or leased by any of the foregoing, nor any of the directors, officers, employees or agents of any of the foregoing, or the activities of any of them will be insured under any insurance policies maintained by Sellers or any of their Affiliates, except (i) in the case of any Covered Policy that is a claims-made policy, to the extent that a claim has been reported as of the Closing Date and (ii) in the case of a Covered Policy that is an occurrence policy, to the extent the accident, event or occurrence that results in an insurable loss occurs prior to the Closing Date and has been, is or will be timely reported or noticed to Sellers by Buyer or the Company in accordance with the requirements of such policies, which claims Sellers shall, at Buyer’s costs and expense, pursue diligently on Buyer’s behalf. The net proceeds of such claims received by Sellers or their Affiliates (net of Insurance Costs (as defined below)) shall be remitted promptly to Buyer upon receipt thereof, in each case of clause (i) and (ii), to the extent such claims or occurrences are not otherwise covered by the R&W Insurance Policy and not subject to the Retention Amount reimbursement provisions of Section 6.1. Subject to the other terms of this Section 6.15, Sellers shall use their commercially reasonable efforts, at Buyer’s cost, to file, notice and otherwise continue to pursue such claims and recover proceeds under the terms of the Covered Policies. Sellers’ obligations under this Section 6.15 are conditioned upon the obligation of Buyer and its Affiliates (including, after the Closing, the Company) to bear the cost of any deductible, retention, self-payment, self-insurance, captive funding or similar obligations (the “Insurance Costs”) relating to any claims so made and to promptly pay, or (if paid or otherwise borne by Sellers or their Affiliates) reimburse Sellers and their Affiliates for, the cost of all such Insurance Costs by wire transfer of immediately available funds within ten (10) Business Days of notice of such Insurance Costs to the account or accounts designated in such notice.

Article VII

[Reserved]

Article VIII

[Reserved]

Article IX
Survival; Exclusive Remedy

9.1           Survival. Notwithstanding anything to the contrary contained herein (except for the special indemnity under Section 6.7(e)), the representations, warranties, covenants and agreements contained in this Agreement shall not survive the Closing (with the Parties hereto agreeing to contractually shorten any applicable statutes of limitation) and shall terminate as of the Closing and be of no further force and effect, such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against the Company, Sellers or any of their respective past, present or former Affiliates, officers, directors, managers, employees, partners, equityholders, members, agents, attorneys, Representatives, successors or permitted assigns (each of the foregoing, a “Seller Related Party” and, collectively, the “Seller Related Parties”), and there will be no liability of any of the Seller Related Parties in respect thereof, whether such liability has accrued prior to, at or after the Closing, except in the case of Fraud; provided, however, that the covenants and agreements contained in this Agreement which, by their terms, are to be performed after the Closing Date (including for the avoidance of doubt, the covenants and agreements set forth in Section 2.6, Section 6.7, Section 6.9, Section 6.14, and Section 6.15) will survive the Closing in accordance with their respective terms. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 9.1 shall affect or otherwise limit any claim made or available under the R&W Insurance Policy.

9.2           Exclusive Remedy. Except in the case of Fraud, as set forth in Section 6.7(e), as set forth in Section 6.14, or as set forth in Section 6.15, and notwithstanding anything in this Agreement or any other Transaction Document to the contrary, the Parties acknowledge and agree that the sole recourse of Buyer for any claims for a breach or failure of the representations and warranties of the Company and Sellers shall be to make claims under the R&W Insurance Policy and thereafter Buyer shall have no recourse against the Company, Sellers or any other Party for such claims. Notwithstanding anything to the contrary in this Agreement, the Transition Services Agreement shall exclusively govern the rights, obligations and remedies of the parties contained therein.

Article X
GENERAL PROVISIONS

10.1         Governing Law. This Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement, or the negotiation and performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by, interpreted under, and construed and enforced in accordance with, the internal Laws of the State of Texas, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Texas or of any other jurisdiction) that would cause the application or borrowing of the laws of any jurisdiction other than the State of Texas.

10.2          Consent to Jurisdiction. All Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the U.S. District Court for the Southern District of Texas located in Harris County, Texas or, solely if such U.S. District Court for the Southern District of Texas declines jurisdiction, in any state district court located in Harris County, Texas (the “Designated Courts”). Consistent with the preceding sentence, each of the Parties hereby (a) submits to the exclusive jurisdiction of the Designated Courts for the purpose of any Proceeding arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the Designated Courts, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the Designated Courts.

10.3          Waiver of Jury Trial. To the extent not prohibited by applicable Law which cannot be waived, each of the Parties waives and covenants that it will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any issue, action, claim, cause of action, suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or the subject matter hereof or in any way connected with or related or incidental to the transactions contemplated hereby, in each case whether now existing or hereafter arising. Each Party acknowledges that it has been informed by the other Party that this Section 10.3 constitutes a material inducement upon which the Parties are relying and will rely in entering into this Agreement and any other agreements relating hereto or contemplated hereby. Any Party hereto may file an original counterpart or a copy of this Section 10.3 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

10.4         Specific Performance. The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not fully and timely perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled hereunder on or after the Closing. Each of Buyer, Sellers and the Company agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law.

10.5         Expenses. Except as otherwise provided in this Agreement or the Transaction Documents, each Party shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

10.6         Complete Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the other Transaction Documents represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

10.7         Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a nationally recognized overnight courier service, or by email (with a confirmatory copy sent by a nationally recognized overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.7):

If to Sellers or Seller Parent:

PD Dutch, LLC PD ITS, LLC
515 West Greens Rd
Houston, TX 77067
Attention: Mike Csizmadia Email: Mike.csizmadia@Nabors.com

with copies to (which shall not constitute notice):

Haynes and Boone, LLP
1221 McKinney Street, Suite 4000
Houston, TX 77010
Attention: Arthur A. Cohen, Esq. Email: arthur.cohen@haynesboone.com

Nabors Industries Ltd.
Crown House, Second Floor
4 Par-la-Ville Road
Hamilton HM08 Bermuda
Attention: Mark Andrews Email: Mark.Andrews@Nabors.com

If to Buyer or the Company to:

Covey Holdings, LLC
1001 Louisiana Street, Suite 2900 Houston, Texas 77002
Attention: Joanna Clark, Deputy General Counsel Email: joanna.clark@superiorenergy.com with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
910 Louisiana Houston, Texas 77002 USA
Attention: David Emmons Email: david.emmons@bakerbotts.com

10.8          Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties; provided, however, that Buyer may assign any of its rights or delegate any of its obligations under this Agreement (other than its obligation to pay the Closing Date Cash Consideration and execute and deliver the Credit Documentation, in each case, in accordance with this Agreement) without the prior written consent of the other Parties to any wholly owned direct or indirect Subsidiary (including the Company from and after the Closing). Notwithstanding anything to the contrary herein, it is hereby acknowledged and agreed that Buyer and, from and after the Closing, the Company may assign any of their respective rights under the Transaction Documents by way of security to any banks or holders of debt securities or financial institutions or hedge counterparties or any other Person lending money, providing credit or otherwise providing financing to any of Buyer, the Company or any of their respective Affiliates, including in connection with any and all subsequent re-financings. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective. Notwithstanding anything to the contrary herein, no assignment pursuant to this Section 10.8 shall release the assigning Party of its obligations or liabilities under this Agreement.

10.9         Third Party Beneficiaries. Other than Article IX of this Agreement, each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

10.10       Severability. So long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

10.11       Representation by Counsel. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.12       Waiver of Conflicts and Privileged Information.

(a)            Each party to this Agreement acknowledges that (i) the Company, Sellers and/or their respective Affiliates have retained Haynes and Boone, LLP (“H&B”) to act as their counsel in connection with the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby) as well as other past and ongoing matters; (ii) H&B has not acted as counsel for the Buyer or any of its past, present or future Affiliates in connection with the transactions contemplated by this Agreement; and (iii) no Person other than the Company, Sellers or their respective Affiliates has the status of client of H&B for conflict of interest or any other purpose as a result of the transactions contemplated by this Agreement. Buyer hereby (I) waives and will not assert, and will cause each of its Affiliates (including, after the Closing, the Company) to waive and not assert, any conflict of interest relating to H&B’s representation after the Closing of Sellers or their respective Affiliates in any matter involving the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby), including in any litigation, arbitration, mediation or other proceeding; and (II) consents to, and will cause each of its subsidiaries (including, after the Closing, the Company) to consent to, any such representation, even though in each case (x) the interests of Sellers or their respective Affiliates may be directly adverse to Buyer, the Company or their respective Affiliates; (y) H&B may have represented Sellers, the Company, or their respective Affiliates in a substantially related matter; or (z) H&B may be handling other ongoing matters for Buyer, the Company, or any of their respective Affiliates.

(b)            Buyer agrees that, after the Closing, none of Buyer, the Company or any of their Affiliates will have any right to access or control any Attorney-Client Communication, which will be the property of (and be controlled by) Sellers or their respective Affiliates. In addition, Buyer agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Company. Accordingly, Buyer will not, and will cause each of its Affiliates (including, after the Closing, the Company) not to, use any Attorney-Client Communication remaining in the records of the Company after the Closing in any dispute between Buyer, the Company, or any of their Affiliates or any third party, on one hand, and Sellers or any of their respective Affiliates, on the other hand, relating in any manner to this Agreement or any of the transactions contemplated herein.

(c)            Buyer agrees, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Company), that from and after the Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to Sellers (or their respective Affiliates) and will not pass to or be claimed by Buyer, the Company, or any of their Affiliates; and (ii) Buyer (or its Affiliates) will have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Buyer will not, and will cause each of its Affiliates (including, after the Closing, the Company) not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not Sellers or any of their respective Affiliates; or (y) knowingly or intentionally take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not Sellers or any of their respective Affiliates. Furthermore, Buyer agrees, on its own behalf and on behalf of each of its Affiliates (including, after the Closing, the Company), that in the event of a dispute between Sellers or any of their respective Affiliates, on the one hand, and the Company, on the other hand, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to Sellers or their respective Affiliates any information or documents developed or shared during the course of H&B’s representation of the Company and Sellers.

10.13       Counterparts. This Agreement and all other documents related hereto may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The execution of this Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendment hereto or thereto, by any of the Parties may be evidenced by way of an electronic transmission of such Party’s signature, and such electronically transmitted signature shall be deemed to constitute the original signature of such Party.

10.14       Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership, limited liability company, or other entity, each Party, by his or its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties have any obligation hereunder and that such Party has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any Non-Recourse Party (other than the Parties), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party, as such, for any obligations of the applicable Party under this Agreement or the Transactions, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

10.15       Limitations on Warranties.

(a)            Acknowledgements by Buyer. Buyer acknowledges and agrees that, except for the representations and warranties set forth in Article III, Article IV or in any other Transaction Document executed by the Company or Sellers, neither the Company nor any Seller is making and is deemed not to have made, nor will the Company nor Sellers (or any other Person) have or be subject to any liability arising out of, relating to, or resulting from, in each case, any other statements, representations or warranties, written or oral, common law or statutory, express or implied (including with respect to fitness, non-infringement, merchantability or suitability, or fitness for any particular purpose), with respect to the Company. In connection with Buyer’s review and analysis of the Company, certain estimates, forecasts, budgets, plans and projections (either financial or otherwise) may have been provided to Buyer, including forward-looking statements, projections, forecasts, presentations (including “management presentations”), or any other information or materials made available to Buyer and any of their respective Affiliates or Representatives in certain “Data Rooms”, or otherwise (any of the foregoing items in this sentence, an “Extra-Contractual Statement”). Buyer acknowledges and agrees that (i) neither the Company nor Sellers makes any representation as to the accuracy or completeness of any Extra-Contractual Statement, (ii) Buyer has not relied upon the Extra-Contractual Statements furnished to them, (iii) Buyer is taking full responsibility for making its own independent investigation, review and analysis, examination, inspection, determination and evaluation of the adequacy and accuracy of all Extra-Contractual Statements so furnished to Buyer to enter into this Agreement and the other Transaction Documents to which it is a party, and (iv) Buyer shall not have any right, claim or cause of action, nor shall Buyer or its Affiliates or representatives assert any right, claim or cause of action, against the Company, Sellers or any Affiliates or representatives of the Company or Sellers with respect thereto to the extent such Extra-Contractual Statements are not expressly represented or warranted to in the Transaction Documents executed by the Company or Sellers. The foregoing acknowledgment and agreement set forth in this Section 10.15(a) shall not limit, in any way, the representations and warranties expressly made by the Company or Sellers in the Transaction Documents executed by the Company or Sellers, as applicable.

(b)            Acknowledgements by the Company and Sellers. The Company and Sellers acknowledge and agree that, except for the representations and warranties set forth in Article V or in any other Transaction Document executed by Buyer, Buyer is not making and is deemed not to have made, nor will Buyer (or any other Person) have or be subject to any liability arising out of, relating to, or resulting from, in each case, any other statements, representations or warranties, written or oral, common law or statutory, express or implied (including with respect to fitness, non-infringement, merchantability or suitability, or fitness for any particular purpose), with respect to Buyer. In connection with the Company’s and Sellers’ review and analysis of Buyer, certain Extra-Contractual Statements may have been provided to the Company and Sellers. The Company and Sellers acknowledge and agree that (i) Buyer does not make any representation as to the accuracy or completeness of any Extra-Contractual Statement, (ii) neither the Company nor Sellers relied upon the Extra-Contractual Statements furnished to them, (iii) the Company and Sellers are taking full responsibility for making their own independent investigation, review and analysis, examination, inspection, determination and evaluation of the adequacy and accuracy of all Extra-Contractual Statements so furnished to the Company or Sellers to enter into this Agreement and the other Transaction Documents to which they are a party, and (iv) neither the Company nor Sellers shall have any right, claim or cause of action, nor shall the Company, Sellers or their respective Affiliates or representatives assert any right, claim or cause of action, against Buyer or any Affiliates or representatives of Buyer with respect thereto to the extent such Extra-Contractual Statements are not expressly represented or warranted to in the Transaction Documents executed by Buyer. The foregoing acknowledgment and agreement set forth in this Section 10.15(b) shall not limit, in any way, the representations and warranties expressly made by Buyer in the Transaction Documents executed by Buyer.

10.16       Fraud. Notwithstanding anything in this Agreement to the contrary (including any survival periods, limitations on remedies, disclaimers of reliance or omissions or any similar limitations or disclaimers), nothing in this Agreement (or elsewhere) shall limit or restrict, or be used as a defense against, any of the Parties’ rights or abilities to maintain or recover any amounts in connection with any action or claim based upon or arising from Fraud.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officers as of the date first above written.

COMPANY:

QUAIL TOOLS LLC

By:	/s/ Michael Csizmadia
Name:	Michael Csizmadia
Title:	Senior Vice President and General Counsel

SELLERS:

PD DUTCH, LLC

By:	/s/ Michael Csizmadia
Name:	Michael Csizmadia
Title:	Senior Vice President and General Counsel

PD ITS, LLC

By:	/s/ Michael Csizmadia
Name:	Michael Csizmadia
Title:	Senior Vice President and General Counsel

SOLELY FOR THE PURPOSES OF SECTION 6.7(e), SECTION 6.9 AND SECTION 6.14

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
Name:	Mark D. Andrews
Title:	Corporate Secretary

BUYER:

COVEY HOLDINGS, LLC

By:	/s/ Kyle O’Neill
Name:	Kyle O’Neill
Title:	President

ANNEX A

DEFINITIONS

“Accounting Firm” is defined in Section 2.5(d).

“Accounting Principles” is defined in in Section 2.5(a).

“Adjusted Closing Date Cash Consideration” is defined in Section 2.5(f).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one (1) or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) of a Person shall mean the power to, directly or indirectly, elect or appoint a majority of the board of directors or other governing body of such Person or the power to vote more than 50% of the voting securities of such Person.

“Affiliate Persons” is defined in Section 3.19.

“Affiliate Transaction” is defined in Section 3.19.

“Agreed Allocation” is defined in Section 2.6.

“Agreement” is defined in the preamble to this Agreement.

“Anti-Corruption Laws” means all applicable Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 and applicable local anti-corruption and bribery Laws in jurisdictions in which the Company is operating.

“Antitrust Authority” means the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, or any other Governmental Body of any jurisdiction with responsibility for enforcing any Antitrust Laws.

“Antitrust Laws” means any statute, law, ordinance, rule or regulation of any jurisdiction or any country designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, lessening of competition, restraining trade or abusing a dominant position, including but not limited to, the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any law, rule or regulation requiring or permitting parties to submit any notification or filing to an Antitrust Authority regarding any transaction, merger, acquisition or joint venture.

“Attorney-Client Communications” means any attorney-client privileged communication (as recognized by applicable Law) occurring on or prior to the Closing between H&B, on the one hand, and the Company, Sellers or any of their respective Affiliates, on the other hand, that in any way relates to the transactions contemplated by or leading to this Agreement (including the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents and related agreements, and the consummation of the transactions contemplated hereby or thereby), including any representation, warranty or covenant of any party under this Agreement, the other Transaction Documents, or any related agreement or the matters upon which a representation or warranty is made.

“Authorized Agent” is defined in Section 3.7(b).

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“Barrow Shaver Receivable” means the accounts receivable on the Company’s books and records on the date of Closing against Barrow Shaver Company LLC which is in bankruptcy.

“Bonds” means any performance, surety or similar bonds or similar third party assurances made or provided by the Company.

“Books and Records” means all books, records, files, data and documents (in any form or medium, including computerized or electronic) owned by and in the possession or control of the Company that are solely related to or used in connection with the Business, including (a) all books and records of account and other financial records, (b) all catalogues, brochures, advertising materials, forms of purchase orders, and invoices and similar sales, lease or marketing materials, (c) all price lists, customer lists, supplier lists, mailing lists, credit records and similar lists and correspondence, (d) all manuals pertaining to software, products, operations, research, development and maintenance and all computer, software and system passwords and other electronic access items, (e) all records or lists pertaining to supply, production or distribution, (f) all documentation relating to the organization, existence and governance of the Company, including all past and current Organizational Documents, minute books, and membership transfer records, (g) all Tax Returns (excluding Combined Returns) filed by or on behalf of the Company since its inception and copies of all work papers and documentation supporting the amounts and Tax items reflected on such Tax Returns, and (h) all present and historical records, lists, correspondence, communications and documents for the operation of the Business; provided, however, that “Books and Records” does not include any valuations of, or related to, the Business or any proposals to acquire the Business or any Attorney-Client Communications.

“Business” is defined in the Recitals.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or obligated to be closed by applicable Laws.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Closing Statement” is defined in Section 2.5(c).

“Buyer Disclosure Schedule” means the disclosure schedule to this Agreement prepared by Buyer and delivered to the Company and Sellers on the Execution Date.

“Buyer Released Claims” is defined in Section 6.11(a).

“Buyer Released Parties” is defined in Section 6.11(b).

“Buyer Releasing Parties” is defined in Section 6.11(a).

“Capitalized Lease” means any lease or other Contract of the Company that is required to be capitalized in accordance with GAAP.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Carveout Financials” is defined in Section 3.10(a).

“Cash” means, as of the Effective Time, the aggregate amount of unrestricted cash, short term investments and cash equivalents (to the extent such investments and cash equivalents are readily convertible into cash for use within thirty (30) days) by the Company (without a discount); provided, however, that (a) Cash shall be reduced by (i) the amount, as of the Effective Time, of all outstanding checks, wires, transfers and drafts of the Company that are issued or outstanding at such time, and (ii) restricted cash as disclosed by the Company as of the Effective Time, including cash pledged for Company Debt or otherwise restricted in respect of any Company Debt (excluding (1) clauses (d), (e), and, with respect to letters of credit, (j) of Company Debt and (2) clauses (q) and (r) of Company Debt (as each relates to clauses (d), (e) and, with respect to letters of credit, (j) of Company Debt)) and any escrowed amounts or other restricted cash balances; (b) Cash shall include the amount, as of the Effective Time, of any third party checks deposited or held in the Company’s accounts that have not yet cleared; and (c) “Cash” shall exclude the effects of the Transaction Expenses.

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“Claim” means all losses, claims, damages, costs, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual Proceeding.

“Clean Team Agreement” means that certain clean team agreement, dated as of July 17, 2025 by and between Buyer and Company.

“Closing” is defined in Section 2.2.

“Closing Cash Balance” means the Cash balance as recorded by the Company as of the Effective Time.

“Closing Company Debt Balance” means all Company Debt as of the Effective Time.

“Closing Date” is defined in Section 2.2.

“Closing Date Cash Consideration” is defined in Section 2.1.

“Code” means that U.S. Internal Revenue Code of 1986, as amended.

“Collected BSR Amount” is defined in Section 6.12.

“Combined Return” means any affiliated, aggregate, consolidated, combined or unitary Tax Return with respect to any affiliated, aggregate, combined, consolidated or unitary group under applicable Tax Law (a) of which the Company or any predecessor thereof is or has been a member and (b) of which Sellers or any of their direct or indirect owners or Affiliates or any predecessor thereof (in each case, other than the Company) is or was the common parent.

“Company” is defined in the preamble to this Agreement.

“Company Bank Accounts” is defined in Section 3.26.

“Company Benefit Program” is defined in Section 3.17(a).

“Company Closing Statement” is defined in Section 2.5(a).

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“Company Debt” means, with respect to the Company and without duplication: (a) any indebtedness, including accrued interest, for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money of the Company; (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Person is responsible or liable (including breakage fees and redemption and repayment premiums or penalties); (c) all obligations of the Company issued or assumed as the deferred purchase price of property, assets, securities or services (including all earn-out payments, seller notes and other similar payments, each calculated at the maximum amount payable under or pursuant to such obligation), all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement; (d) all obligations of the Company under any Capitalized Leases, other than any such Capitalized Leases for which right of use assets are included as assets on the balance sheet of the Company; (e) all obligations of the Company for the reimbursement of any obligor on any letter of credit, banker’s acceptance, performance bond, or similar credit transaction; (f) all obligations of the Company under interest rate or currency swap transactions, forward contracts or other hedging transactions (in each case valued at the termination value thereof); (g) the liquidation value, accrued or unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock (or other equity) of the Company; (h) any cash overdrafts drawn as of the Closing (to the extent not included in reductions to Cash); (i) any “off-balance sheet arrangements” (as defined in Item 2.03(d) of the SEC’s Current Report on Form 8-K); (j) any commitment by which the Company assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit and excluding trade payables); (k) any obligations under any automobile leases with respect to which the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise; (l) any obligations under credit cards with respect to which the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, other than any such obligations incurred and which will be paid in the ordinary course of business consistent with past practices; (m) all obligations related to the deferral of a payment obligation, advance of a credit, or the unforgiven portion of any loans, in each case, pursuant to any government assistance programs or any other law, regulation, order, notice or other ruling issued by any Governmental Body (including those with respect to any Tax), in each case in response to SARS-CoV-2 and its disease commonly known as COVID-19; (n) all obligations related to any unpaid severance obligations (including the employer portion of any applicable payroll taxes) or any items set forth or required to be set forth on Section 3.17(k)(i) of the Company Disclosure Schedule; (o) all obligations of the Company with respect to intercompany loans between the Company and any Affiliate of the Company; (p) all amounts held on behalf of any third party (including amounts held on behalf of customers of the Company); (q) accounts payable owing by the Company aged greater than 90 days past the applicable due date; (r) all obligations of the type referred to in clauses (a) through (q) of a Person for the payment of which the Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; (s) all obligations of the type referred to in clauses (a) through (r) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of the Company (whether or not such obligation is assumed by such Person); and (t) any prepayment premiums or penalties triggered (or partially triggered) by the repayment or payoff of all or any amount outstanding under the items described in the preceding clauses (a) through (s); provided, however, that Company Debt shall not include (i) any amounts included in Transaction Expenses or (ii) the current portion of any items included in the preceding clauses (a) through (t) to the extent that are included in the calculation of the Net Working Capital.

“Company Disclosure Schedule” means the disclosure schedule to this Agreement prepared by the Company and delivered to Buyer on the Execution Date.

“Company Financial Statements” is defined in Section 3.10(a).

“Company Indemnitees” is defined in Section 6.6(a).

“Company Mark” is defined in Section 6.13.

“Company Permits” is defined in Section 3.15.

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“Company Unaudited Interim Financial Statements” is defined in Section 3.10(a).

“Consent” means any approval, consent, ratification, permission, waiver, or authorization (including any required by a Governmental Body).

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax returns and any similar group under foreign, state or local law.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of foreign laws or regulations, in each case, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Programs listed in Section 3.17(a) of the Company Disclosure Schedule.

“Covered Policy” means the following insurance policies of Sellers and their respective Affiliates: (i) Workers’ Compensation; (ii) Automobile Liability: (iii) Excess Liability; and (iv) Contractors Pollution Liability.

“Credit Documentation” means those documents, agreements and promissory note substantially in the forms attached hereto as Exhibit G, pursuant to which the Seller Financing Source will lend the Seller Financing Amount to Buyer for the purpose of funding the transactions contemplated by this Agreement.

“Data Partner” means any Person (including vendors, processors, or other third parties) Processing Personal Information at the instruction of the Company.

“Data Room” is defined in Section 1.2.

“Designated Courts” is defined in Section 10.2.

“Dispute Notice” is defined in Section 2.5(d).

“Dispute Period” is defined in Section 2.5(d).

“Effective Time” means 11:59 p.m. Central Prevailing Time on the day immediately preceding the Closing Date.

“Employee” means an individual who is employed by the Company as of the Closing Date, whether by Contract, common law or otherwise, including any such employees who are not actively at work on the Closing Date due to a leave of absence.

“Employee Benefit Plan” is defined in Section 3.17(a).

“Enforceability Exceptions” is defined in Section 3.2(b).

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

5

“Environmental Claim” means any accusation, allegation, notice of violation, action, claim, lien, demand, investigation, order or enforceable directive made, brought or issued by any Governmental Body or any other third party Person resulting from or based upon (i) the Release (including sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Substances; (ii) the transportation, storage, treatment, disposal or recycling of Hazardous Substances; (iii) the violation, or alleged violation, of any Environmental Laws or Environmental Permits; or (iv) any contractual obligations to any Person pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Costs and Liabilities” means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, Claims, costs and expenses (including fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, and Environmental Remedial Action) arising from or under any Environmental Law or Environmental Claim.

“Environmental Laws” means any applicable foreign, US, federal, state or local law (including principles of common law), statute, code, ordinance, rule, regulation, treaty, legally-binding guidance or standard, or other requirement relating to pollution or protection of the environment, natural resources, species and their habitats, or health and safety (to the extent such health and safety relate to exposure to Hazardous Substances) and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq., the Endangered Species Act, 16 U.S.C. 1531 et seq., the Migratory Bird Treaty Act, 16 U.S.C. 703 et seq., and the Occupational Safety and Health Act, 29 U.S.C. §651, et seq. (to the extent related to exposure to Hazardous Substances), and the regulations promulgated pursuant thereto, and all analogous state or local Law.

“Environmental Permit” means any permit, approvals, consents, licenses, exemptions, registrations and other authorizations, consents and approvals of or from any Governmental Bodies and required under any Environmental Law.

“Environmental Remedial Action” means any action required or voluntarily taken to (i) cleanup, remove, treat, or in any other way address any Hazardous Substance or other substance posing a risk to the environment or natural resources; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Substance so it does not migrate or endanger or threaten to endanger public health and welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care with respect to environmental contamination; or (iv) bring any property owned, operated or leased by the Company and the facilities located and operations conducted thereon into compliance with applicable Environmental Laws and Environmental Permits.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and other authoritative guidance promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

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“Estimated Closing Cash Balance” is defined in Section 2.5(a).

“Estimated Closing Company Debt Balance” is defined in Section 2.5(a).

“Estimated Funded CAPEX” is defined in Section 2.5(a).

“Estimated Net Working Capital” is defined in Section 2.5(a).

“Estimated Transaction Expenses” is defined in Section 2.5(a).

“Estimated Working Capital Deficiency” is defined in Section 2.5(b).

“Estimated Working Capital Overage” is defined in Section 2.5(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Execution Date” is defined in the preamble to this Agreement.

“Export Control Laws” is defined in Section 3.7(f).

“Extra-Contractual Statement” is defined in Section 10.15(a).

“Filings” is defined in Section 3.4.

“Final Closing Cash Balance” is defined in Section 2.5(c).

“Final Closing Company Debt Balance” is defined in Section 2.5(c).

“Final Funded CAPEX” is defined in Section 2.5(c).

“Final Net Working Capital” is defined in Section 2.5(c).

“Final Transaction Expenses” is defined in Section 2.5(c).

“FLSA” means the Fair Labor Standards Act, as amended.

“Fraud” means, with respect to any Party, such Party’s actual and intentional fraud with respect to the making of representations and warranties in Article III, Article IV or Article V herein, as applicable; provided, however, that such actual and intentional fraud of such Party shall only be deemed to exist if such Party makes an actual, knowing (as opposed to imputed or constructive) and intentional misrepresentation of a material fact or matter, in each case, as qualified by the Company Disclosure Schedule, the Seller Disclosure Schedule or the Buyer Disclosure Schedule to the extent a fact or matter was specifically disclosed in the appropriate specific section of the Company Disclosure Schedule, the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, under circumstances or in a manner that constitutes common law fraud under applicable Law, and shall exclude equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud and any other fraud-based claim.

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“Funded CAPEX” means all capital expenditures for the capital projects set forth on Exhibit F to the extent actually incurred by Sellers or its Affiliates (excluding Company) and paid during the period beginning April 24, 2025 through Closing.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“Government Contract” means any Contract, including any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, grant, cooperative agreement, other transaction agreement, or other Contract of any kind, between the Company, on the one hand, and (a) any Governmental Body (acting on its own behalf or on behalf of another Governmental Body); (b) any prime contractor of such Governmental Body; or (c) any subcontractor with respect to any contract of a type described in clauses (a) or (b) above.

“Government Official” means any officer or employee of a Governmental Body, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any Governmental Body or public organization.

“Governmental Body” means any executive, legislative, judicial, regulatory or administrative agency, body, instrumentality, commission, department, board, court, tribunal, arbitrating body or authority of the United States, any country, territory or jurisdiction outside of the United States or any state, local or other governmental or political subdivision thereof; provided, however, that this definition excludes any entity serving in its capacity as a National Oil Company.

“H&B” is defined in Section 10.12.

“Hazardous Substances” means any substance, material, or waste which is regulated by any Governmental Body pursuant to Environmental Law, including any material, substance or waste that is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “pollutant,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, which includes petroleum, petroleum products (including crude oil and any fraction thereof), asbestos, asbestos-containing materials, lead, radon, ionizing and non-ionizing radioactive materials and substances, explosives or explosive materials, urea formaldehyde, and PFAS.

“Historical Liabilities” means any Losses in respect of or arising out of the matters described on Section 3.21(g) of the Company Disclosure Schedule.

“Hosting Computer Systems” is defined in Section 3.21(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Insurance Costs” is defined in Section 6.15.

“Intellectual Property Rights” means all industrial and intellectual property rights, under the Law of any jurisdiction, both statutory and common law rights, including (a) patents, patent applications, patent disclosures and extensions, divisions, continuations, continuations-in-part, reexaminations and reissues thereof, (b) Internet domain names, trademarks, Social Media, trade names, service marks, trade dress, trade names, logos, corporate names and other identifiers of source and registration and applications for registration of any item listed in clause (b), together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered), works of authorship and copyrightable works, and registrations and applications for registration of any item in this clause (c), (d) computer software (whether in source code, object code or other form), data, databases and any documentation related to any item listed in this clause, (e) trade secrets and other confidential information (including confidential and proprietary know how, ideas, formulas, compositions, recipes, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes, procedures and techniques, research and development information, drawings, blueprints, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (f) all rights of publicity, and (g) other intellectual property rights.

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“Intercompany Obligations” means all contracts and transactions, intercompany loans, advances, payables, and receivables relating to the Business between the Company, and any Affiliate of the Company.

“Interests” is defined in the Recitals.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means: (a) all computing and/or communications systems and equipment, including any internet, intranet, extranet, e-mail, or voice mail systems and the hardware associated with such systems; (b) all software, the tangible media on which it is recorded (in any form) and all supporting documentation, data and databases; and (c) all peripheral equipment related to the foregoing, including printers, scanners, switches, routers, network equipment, and removable media.

“Key Employee” means those employees of the Company with annual salaries exceeding $300,000.

“Knowledge” means, with respect to (a) Buyer, the actual knowledge of each individual listed on Section 1.01 of the Buyer Disclosure Schedule after due inquiry of such individual’s direct reports, (b) the Company and/or Sellers, the actual knowledge of each individual listed on Section 1.01 of the Company Disclosure Schedule after due inquiry of such individual’s direct reports and (c) any other Person, the actual knowledge after due inquiry of such Person’s direct reports.

“Latest Balance Sheet Date” is defined in Section 3.10(a).

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Leased Real Property” is defined in Section 3.8(a).

“Leases” is defined in Section 3.8(a).

“Licensed Intellectual Property” means Intellectual Property Rights that the Company is licensed or otherwise permitted by other Persons to use.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement, encumbrance or any other restriction or limitation whatsoever, including any Contract granting any of the foregoing.

“Losses” means losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, or costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees and including those arising under Environmental Law), whether or not involving a third party claim (including reasonable attorneys’ fees and expenses).

9

“Malicious Code” means (a) any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions, in each case, without the knowledge and authorization of the Company: disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of or providing unauthorized access to any computer data or file or a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

“Material Adverse Effect” means, with respect to the Company, any change, event, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by Sellers or the Company in this Agreement, (x) is, or would reasonably be expected to become, individually or in the aggregate, materially adverse in relation to the assets, liabilities, financial condition or results of operations of the Company, or (y) prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, the ability of the Company or Sellers to consummate the transactions contemplated by this Agreement; provided, that the following Effects shall not be taken into account (except, with respect to (a) below, to the extent they disproportionately impact the Company as compared to other participants in the industry in which the Company operates): (a) any Effect resulting from (i) changes in the general worldwide or U.S. financial, securities and currency markets, changes in prevailing interest rates or exchange rates or changes in general worldwide or U.S. economic, regulatory or political conditions, (ii) acts of war (whether or not declared) sabotage, natural disasters or terrorism or other events or changes that generally affect the participants in the industry in which the Company operates, or (iii) changes in Laws or GAAP; (b) Effects attributable to the consummation of the transactions contemplated hereby or the announcement of the execution of this Agreement, including any actions taken by or losses of employees or customers (provided, that this clause (b) shall not apply to representations and warranties that address the consequences arising out of the execution or performance of this Agreement or the consummation of the transactions contemplated hereby); (c) strikes, slowdowns or work stoppages; (d) the failure by the Company to meet any internal estimates, expectations, forecasts, projections or budgets for any period (provided, that this clause (d) shall not prevent a determination that any Effect underlying such failure to meet any internal estimates, expectations, forecasts, projections or budgets has resulted or would reasonably be likely to result, in a Material Adverse Effect); (e) any action taken (or omitted to be taken) at the written request of Buyer; and (f) any Effect that results from any actions required to be taken or not taken pursuant to the express terms of this Agreement. For the avoidance of doubt, the Parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to the term Material Adverse Effect.

“Material Contracts” is defined in Section 3.13(a).

“National Oil Company” means a customer of the Company that is fully-owned or partially-owned by a Governmental Body.

“Net Working Capital” means, as of the Effective Time (a) the book value of all current assets of the Company (including accounts receivable and prepaid expenses (net of reserves and write-downs, but not including any Tax asset or any asset included in computing the amount of Cash)), minus (b) the book value of all current liabilities of the Company (including accounts and other amounts payable and accrued expenses and the current portion of any Company Debt, but not including any deferred Tax liability and any liability included in computing the amount of Transaction Expenses or any non-current portion of any Company Debt), each computed in accordance the Accounting Principles; provided, however, that in no event will Net Working Capital include (i) any receivables between the Company, on the one hand, and any of Affiliates of the Company, on the other hand, (ii) any payables between the Company, on the one hand, and any of Affiliates of the Company, on the other hand, (iii) any change in or introduction of any new reserves, assets or liabilities not in accordance with the Accounting Principles, (iv) the Barrow Shaver Receivable or (v) any Cash.

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“New Plans” is defined in Section 6.8(b).

“Non-Recourse Party” means, with respect to any Party: (a) any former, current, or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, trustee, beneficiary, settlor, Representative, or employee of such Party (or any of their respective successors or permitted assignees), (b) any former, current, or future general or limited partner, manager, stockholder, other securityholder, or member of any Party (or any of its respective successors or permitted assignees), and (c) any former, current, or future director, officer, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, trustee, beneficiary, settlor, Representative, general or limited partner, manager, stockholder, other securityholder, or member of any of the foregoing.

“Nondisclosure Agreement” Confidentiality Agreement, dated as of March 19, 2025, by and between Nabors Corporate Services, Inc., a wholly-owned subsidiary of Nabors Industries Ltd., and Buyer.

“NYSE” means The New York Stock Exchange.

“Old Plans” is defined in Section 6.8(b).

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Organizational Documents” means, with respect to any Entity, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement, memorandum of association, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Owned Intellectual Property” means any Intellectual Property Rights owned or purported to be owned by the Company.

“Owned Real Property” is defined in Section 3.8(a).

“Party” and “Parties” are defined in the preamble to this Agreement.

“PD Dutch” is defined in the preamble to this Agreement.

“PD ITS” is defined in the preamble to this Agreement.

“Permits” means any approvals, authorizations, consents, licenses, registrations, variances, permits or certificates granted by or obtained from a Governmental Body, and applications therefor and renewals thereof.

“Permitted Liens” means (a) all matters of record, including defects, exceptions, restrictions, easements, rights of way and encumbrances which do not, individually or in the aggregate, materially impair the continued use, value or marketability of the underlying asset; (b) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which are being contested in good faith by appropriate proceedings, provided an adequate reserve has been established therefor in the Company Financial Statements in accordance with GAAP and such proceedings are disclosed on Section 1.02 of the Company Disclosure Schedule; (c) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices that are not material to the business, operations and financial condition of the Real Property so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law; (d) zoning, entitlement, building and other land use and environmental regulations imposed by any Governmental Body, provided that such regulations have not been violated by the current use and operation of the Real Property; (e) the terms, conditions and provisions of the Leases pursuant to which Leased Real Property is leased; (f) Liens encumbering the interests of lessors under the Leases (or other holders of superior interests); (g) restrictions of general applicability imposed by federal or state securities laws; and (h) all matters that may be shown on any title commitments and title policies, and any matter that would be reflected on a current, accurate ALTA/NSPS survey or physical inspection of any parcel of Real Property, provided, in each case, such matters do not, individually or in the aggregate, materially impair the continued use, value or marketability of the underlying Real Property.

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“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Body.

“Personal Information” means, as pertinent to an identified and/or identifiable employee, applicant, contractor, individual business contact, website user, or other natural person: (a) the individual’s name, address, date of birth, financial account information, credit card information, e mail address, medical insurance number, Social Security number, health information, including protected health information as that term is defined under the Health Insurance Portability and Accountability Act of 1996 as amended, and its implementing regulations, as well as (b) similarly sensitive personal data relating to such identified or identifiable natural person.

“Personal Property Leases” is defined in Section 3.9(b).

“PFAS” means that class of chemicals commonly known as per- and polyfluoroalkyl substances. PFAS includes all chemicals defined as PFAS by 40 CFR 705.3.

“Price Decrease” is defined in Section 2.5(f)(ii).

“Price Increase” is defined in Section 2.5(f)(i).

“Privacy and Security Laws” means all applicable Laws imposed by any competent Governmental Body concerning or related to the treatment of Personal Information, including the Processing of Personal Information; the security of Personal Information; the geographic location where Personal Information is stored or otherwise processed; and/or notification to data subjects or any Governmental Body in connection with a Security Breach involving Personal Information.

“Privacy Commitments” is defined in Section 3.21(k).

“Privacy Policies” means any internal or external-facing documented privacy and data security policies or procedures relating to the collection, storage, use, access, disclosure, processing, security and transfer of Personal Information.

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“Proceeding” means any action, suit, mediation, investigation, inquiry, litigation, claim, demand, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim (including counterclaim), audit, examination or investigation commenced, brought conducted or heard by or before any court or Governmental Body or any arbitration or mediation tribunal or panel.

“Processing” or “Processed” means any collection, storage, use, recording, maintenance, operation performed on, dissemination, disposal, disclosure, destruction, transfer or any other processing (as defined by applicable Privacy and Security Laws) of Personal Information (whether electronically or in other form or medium).

“Proposed Tax Allocation” is defined in Section 2.6.

“Purchase Price” is defined in Section 2.1(a).

“Qualified Plan” is defined in Section 3.17(j).

“R&W Insurance Policy” means that certain representation and warranty insurance policy issued to Buyer in connection with this Agreement, substantially in the form attached hereto as Exhibit C.

“R&W Insurance Premium” means the premium, underwriting fees, brokerage fees, legal fees for counsel engaged by the R&W Insurance Provider, surplus lines tax, and any other costs and expenses associated with obtaining the R&W Insurance Policy and binding coverage thereunder and set forth in invoice(s) from the R&W Insurance Provider in respect thereof.

“R&W Insurance Provider” means VALE Insurance Services, LLC d/b/a VALE Insurance Partners.

“Real Property” is defined in Section 3.8(a).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing on or into the indoor or outdoor environment.

“Representatives” means the directors, officers, employees, counsel, investment bankers, financial advisors, representatives or agents of any Person or any such Person’s Affiliates.

“Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.

“Restricted Area” means the United States, Canada, offshore Gulf of America, or Guyana.

“Restricted Business” means the Business as carried out by the Company as of the Closing Date.

“Restricted Period” is defined in Section 6.9(a).

“Retention Amount” is defined in Section 6.1.

“Sanctioned Country” is defined in Section 3.7(e).

“Sanctioned Person” is defined in Section 3.7(e).

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“Sanctions” is defined in Section 3.7(e).

“Schedules” means, as the context requires, the Company Disclosure Schedule, the Seller Disclosure Schedule and the Buyer Disclosure Schedule, collectively.

“SEC” means Securities and Exchange Commission.

“Section 338(h)(10) Election” is defined in Section 2.6.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” means the loss, theft, material unplanned adverse alteration, corruption, or unauthorized modification, use, deletion, disclosure, or other unauthorized processing activity involving Personal Information of the Company.

“Seller” and “Sellers” are defined in the preamble to this Agreement.

“Seller Disclosure Schedule” means the disclosure schedule to this Agreement prepared by Sellers and delivered to Buyer on the Execution Date.

“Seller Financing Amount” means $250,000,000.

“Seller Financing Source” means PD ITS.

“Seller Parent” is defined in the preamble to this Agreement.

“Seller Related Party” and “Seller Related Parties” are defined in Section 9.1.

“Seller Released Claims” is defined in Section 6.11(b).

“Seller Released Parties” is defined in Section 6.11(a).

“Seller Releasing Parties” is defined in Section 6.11(b).

“Social Media” means all proprietary social media identifiers for any social media sites, along with all other account and profile information and all administrator rights (including login information and passwords) for all third party social media sites, channels, pages, groups, blogs and lists, as well as all content uploaded or posted to such sites, and all follower, subscriber, and contact lists, together with all goodwill associated with any of the foregoing.

“Software” means (a) computer software programs and databases, including software implementations of algorithms, models, and methodologies, whether in object code or source code, including libraries, subroutines, and other components thereof, (b) screens, user interfaces, APIs, command structures, report formats, templates, menus, buttons and icons, (c) firmware and embedded versions thereof and documentation related thereto, and (d) computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections.

“Straddle Period” means any taxable period beginning on or before and ending after the Effective Time.

14

“Subsidiary” means an Entity of which another Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.

“Supplier Agreement” is defined in Section 2.4(a)(iv).

“Target Net Working Capital” means $0.

“Tax” means (a) any tax, charge, fee, levy, penalty, custom, duty or other governmental charge of any kind imposed by any Governmental Body, including any excise, property, income, net receipts, profit, severance, production, use, license, employment, alternative or add-on minimum, ad valorem, stamp, sales, transfer, margin, franchise, payroll, escheat, unclaimed property, withholding, social security or other tax, including any interest, fine, addition to tax, penalties or additional amount attributable thereto, in each case, whether or not disputed; (b) any liability for the payment of amounts of the type described in clause (a) as a result of being a member of any Consolidated Group for any period; and (c) any liability for the payment of any amounts of the type described in clauses (a) and (b) as a result of the operation of law or any Contract or other express or implied obligation to indemnify any other Person.

“Tax Consideration” is defined in Section 2.6.

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information or schedules) supplied or required to be supplied to any Governmental Body in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes, and including any supplement or amendment thereof.

“Top Customers” is defined in Section 3.22(a).

“Top Vendors” is defined in Section 3.22(b).

“Transaction Documents” means this Agreement, the Clean Team Agreement, the Transition Services Agreement and any other document entered in connection with the Transactions.

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by the Company, whether accrued for or not, related to (a) any amounts incurred or to be paid by or on behalf of the Company for legal fees, related to or arising out of the preparation, negotiation, execution, delivery or performance of this Agreement or the Transaction Documents, or the consummation of the transactions contemplated hereby, (b) any amounts incurred or to be paid by or on behalf of the Company for an investment banking or financial advisor, related to or arising out of the preparation, negotiation, execution, delivery or performance of this Agreement or the Transaction Documents, or the consummation of the transactions contemplated hereby, (c) the full amount of any bonus, severance, termination, change in control or similar-type payments or benefits owed to members of the management team of the Company triggered (or partially triggered) by the transactions contemplated by this Agreement and the Transaction Documents (including the employer portion of any payroll or employment Taxes payable in connection therewith), (d) any amounts incurred or to be paid by or on behalf of the Company at Closing in connection with any severance, termination, change in control or similar payments or benefits for certain key employees of the Company, and (e) fifty percent (50%) of the R&W Insurance Premium; provided, however, this definition (i) excludes any of the foregoing entered into by or at the written direction of Buyer following the Execution Date, (ii) excludes any amounts included in the definition of Company Debt, (iii) excludes any amounts included in the calculation of Final Net Working Capital as a current liability of the Company, and (iv) excludes any amounts to be paid pursuant to retention plans or similar agreements pursuant to Section 6.8(c).

15

“Transaction Expense Invoices” is defined in Section 2.5(a).

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges, including penalties, interest and other charges with respect thereto, incurred in connection with the consummation of the Transactions; provided, that for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes arising from the Transactions.

“Transition Services Agreement” is defined in Section 2.4(a)(v).

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“U.S. Parent” means the common parent of the “selling consolidated group” within the meaning of Treasury Regulations Section 1.338(h)(10)-1(b)(2).

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, and any other same or similar applicable Law.

“Working Capital Adjustment Cap” is defined in Section 2.5(b).

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EXHIBIT A

COMPANY CLOSING STATEMENT

(See Attached)

Exhibit A

EXHIBIT B

ACCOUNTING PRINCIPLES

(See Attached)

Exhibit  B

EXHIBIT C

FORM OF R&W INSURANCE POLICY

(See Attached)

Exhibit C

EXHIBIT D

FORM OF RESIGNATION AND RELEASE

(See Attached)

Exhibit D

EXHIBIT E

FORM OF SUPPLIER AGREEMENT

(See Attached)

Exhibit E

EXHIBIT F

FUNDED CAPEX

(See Attached)

Exhibit F

Exhibit G

DEBT FINANCING DOCUMENTATION

(See Attached)

Exhibit G

Exhibit H

Transition Services Agreement

(See Attached)

Exhibit H